Exhibit 10(lv)

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRINITY ASSOCIATES LLC

(a Delaware limited liability company)

Dated as of December 27, 2007

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ARTICLE IV CAPITAL CONTRIBUTIONS		18

4.1	Initial Capital Contributions	18

4.2	Return of Contributions	18

4.3	Capital Accounts	18

4.4	Additional Capital Contributions	19

4.5	Custodian	19

4.6	Cash Capital Contributions	19

ARTICLE V ALLOCATIONS AND DISTRIBUTIONS		19

5.1	Allocations for Capital Account Purposes	19

5.2	Allocations for Tax Purposes	23

5.3	Distributions	23

5.4	Special Distributions	24

5.5	Making of Payments; Etc	24

5.6	Determination of the Preferred Return	24

5.7	Preferred Return Reset	25

ARTICLE VI MANAGEMENT OF TRINITY		26

6.1	Trinity Managing Member	26

6.2	Restrictions on the Trinity Managing Member’s Authority	27

6.3	Approval of Transaction Agreements	29

6.4	Compensation and Reimbursement	29

6.5	Covenants of Trinity Managing Member	29

6.6	Trinity Operating Account	29

6.7	Required Actions	29

6.8	The Trinity Custodian	30

ARTICLE VII INDEMNIFICATION		30

7.1	Indemnification of the Trinity Members	30

7.2	Indemnification for Registration and Business Qualification Requirements	31

7.3	Liquidator Indemnification	31

7.4	Survival of Indemnification Obligations	31

7.5	Limitations on Indemnification Obligations	32

7.6	Payments; No Reduction of Capital Account	32

7.7	Procedural Requirements	32

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ARTICLE VIII TAXES		34

8.1	Tax Returns	34

8.2	Tax Elections	35

8.3	Trinity Tax Matters Member	35

8.4	State Taxes	36

ARTICLE IX BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		36

9.1	Maintenance of Books; Audit Firm	36

9.2	Financial Statements and Reports	36

9.3	Tax Statements	38

9.4	Accounts	38

ARTICLE X ADDITIONAL MATTERS		38

10.1	Sponsor Purchase Option	38

10.2	Redemption of Trinity Class B Membership	38

ARTICLE XI DISSOLUTION, LIQUIDATION, AND TERMINATION		39

11.1	Liquidation	39

11.2	Winding Up	39

11.3	Restoration of Deficit Capital Accounts	40

11.4	Rights of Members	41

11.5	Occurrence of Liquidating Event	41

11.6	Allocations and Distributions During Period of Liquidation	41

11.7	Character of Liquidating Distributions	41

11.8	The Liquidator	41

11.9	Liquidation Procedures	42

11.10	Form of Liquidating Distributions to Trinity Members	43

ARTICLE XII AMENDMENT OF THE TRINITY COMPANY AGREEMENT		43

12.1	Amendments to be Adopted by Trinity	43

12.2	Amendment Procedures	44

ARTICLE XIII MEMBERSHIP INTERESTS		44

13.1	Certificates	44

13.2	Registered Holders	44

13.3	Security	44

13.4	Power of Attorney	44

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ARTICLE XIV GENERAL PROVISIONS		46

14.1	Entire Agreement; Supersedure	46

14.2	Waivers	46

14.3	Binding Effect	46

14.4	Governing Law; Severability	46

14.5	Further Assurances	47

14.6	Exercise of Certain Rights	47

14.7	Notice to Trinity Members of Provisions of the Trinity Company Agreement	47

14.8	Counterparts	47

14.9	Checks, Notes and Contracts	47

14.10	No Third Party Beneficiaries	47

14.11	Notices	48

14.12	Trinity Member Trademarks	48

14.13	Setoff	48

14.14	Construction	48

14.15	Waiver of Jury Trial	48

14.16	Consent to Jurisdiction and Service of Process	48

Exhibit A:	Defined Terms
Exhibit B:	Trinity Member Information
Exhibit C:	Form of Membership Interest Redemption Agreement

-iv-

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TRINITY ASSOCIATES LLC

(a Delaware limited liability company)

This Amended and Restated Limited Liability Company Agreement (this “Trinity Company Agreement”) of Trinity Associates LLC (“Trinity”), dated as of December 27, 2007 (the “Effective Date”), is (a) adopted by the Trinity Members (as defined below) and (b) executed and agreed to, for good and valuable consideration, by the Trinity Members.

RECITALS

A. Trinity was formed as a limited liability company pursuant to the Act (as defined below) by filing its Certificate of Formation (the “Certificate”) with the Secretary of State of Delaware on December 17, 2007 (the “Formation Date”) and the execution of that certain Limited Liability Company Agreement of Trinity dated as of December 17, 2007 by Trinity Associates Class A Holdings LLC (the “Initial Trinity Agreement”).

B. The parties hereto wish to enter into this Trinity Company Agreement to, among other things, amend and restate the Initial Trinity Agreement in its entirety on the terms and conditions set forth herein, and to provide for the management of Trinity and set forth their respective rights and obligations.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the parties hereto hereby stipulate and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Specific Definitions. As used in the Trinity Company Agreement, capitalized terms defined in Exhibit A shall have the meanings set forth therein.

1.2 Other Terms. Other terms may be defined elsewhere in the text of the Trinity Company Agreement and shall have the meaning so given.

1.3 Construction. Except where the context requires otherwise, the gender of all words used in the Trinity Company Agreement includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular. All references to Articles and Sections refer to articles and sections of the Trinity Company Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is incorporated herein for all purposes. Article and section titles or headings are for convenience only and neither limit nor amplify the provisions of the Trinity Company Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of the Trinity Company Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument. Unless the context of the Trinity Company Agreement clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in the Trinity Company Agreement shall refer to the Trinity Company Agreement as a whole and not any particular section or Article in which such words appear. Any reference to federal, state, local or foreign Applicable Law will be deemed also to refer to such Applicable Law as amended (including any successor statute) and all rules and regulations promulgated thereunder, unless the context explicitly requires otherwise. Any reference to the Trinity Company Agreement or any other agreement or instrument shall, unless the context explicitly requires otherwise, refer to such agreement or instrument as amended, restated, supplemented or otherwise modified from time to time. In the Trinity Company Agreement in the computation of periods of time from a specified date to a later specified date, the word or phrase “from” and “commencing on” mean “from and including” and the words or phrase “to” and “until” and “ending on” mean “to but excluding.” All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except with respect to Capital Accounts and items entering into the computation of Capital Accounts, and except to the extent otherwise specified in the terms hereof.

ARTICLE II

ORGANIZATION

2.1 Formation. Trinity was organized as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to the Act on the Formation Date.

2.2 Name. The name of Trinity shall be as set forth in the Certificate, and all Trinity business must be conducted in that name or such other names that comply with Applicable Law as the Trinity Managing Member may select from time to time.

2.3 Principal Office in the United States; Other Offices. The principal office of Trinity in the United States shall be at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attn: Treasurer, Telecopy No.: (832) 636-5029 or at such other place as the Trinity Managing Member may designate in writing to the Trinity Members from time to time, which need not be in the State of Delaware but which must be within the United States of America and within a state that permits the qualification as a foreign limited liability company of a limited liability company organized under the laws of the State of Delaware. Trinity may have such other offices as the Trinity Managing Member may designate from time to time.

2.4 Purpose. The purposes of Trinity are (1) to enter into and perform its obligations under, and exercise its rights under, the Transaction Agreements to which it is a party (including the WGRAH Loan Documents), and (2) to own Permitted Assets. Except for activities related to such purposes (including the management of Trinity’s internal company and administrative affairs in accordance with this Trinity Company Agreement) there are no other authorized business purposes of Trinity, and Trinity shall not engage in any activity or conduct other than that which is consistent with such purposes.

2.5 Foreign Qualification. Prior to Trinity’s conducting business in any jurisdiction other than Delaware, Trinity shall comply, to the extent procedures are available and those matters are reasonably within the control of Trinity, with all requirements necessary to qualify Trinity as a foreign limited liability company, and, if necessary, keep Trinity in good standing, in that jurisdiction.

2.6 Term. Subject to earlier termination pursuant to other provisions of the Trinity Company Agreement (including those contained in Article XI), the term of Trinity shall terminate upon the filing of a Certificate of Cancellation upon completion of the winding up and liquidation of Trinity in accordance with Article XI.

2.7 Mergers and Exchanges. Except as otherwise provided in the Trinity Company Agreement or required by Applicable Law, Trinity may not be a party to any merger, share exchange, consolidation, exchange or acquisition or any other type of reorganization.

2.8 Business Opportunities—No Implied Duty or Obligation. Each Trinity Member and its Affiliates may engage, directly or indirectly, without the consent or approval of the other Trinity Members or Trinity, in the businesses conducted by such Trinity Member and its Affiliates as of the Effective Date and in any other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature which may be competitive with or the same as or similar to the business of Trinity, regardless of the geographic location of such business, and without any duty or obligation to account to the other Trinity Members or Trinity in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise there from with respect to any or all of the Members of Trinity. To the extent that, at law or in equity, a Member has any fiduciary duty to Trinity or any other Member pursuant to Trinity Company Agreement, such duty is hereby eliminated pursuant to Section 18-1101(c) of the Act; provided, however, that the foregoing does not eliminate the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, Holdings shall not engage in any business or other activity other than ownership of its Trinity Membership Interest and business incidental to such ownership, except with the written consent of Pecos.

2.9 Agent for Service of Process. The registered agent for service of process on Trinity in the State of Delaware shall be The Corporation Trust Company or any successor appointed by the Trinity Managing Member in accordance with the Act.

2.10 Separateness.

(a) Each Trinity Member hereby covenants to each other Trinity Member that such Trinity Member will, in connection with any transaction, agreement or dealing with or relating to Trinity or any other Person, comply (except for such noncompliance that, in the aggregate, is not material) with the following undertakings:

(i) Such Trinity Member will maintain its books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, separate and distinct from those of Trinity.

(ii) Such Trinity Member will maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult, or costly to segregate, ascertain or otherwise identify its assets and. liabilities separate and distinct from the assets and liabilities of Trinity.

(iii) Such Trinity Member will not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of Trinity, and such Trinity Member will hold all of its own assets in its own name, except as otherwise contemplated in the Transaction Agreements.

(iv) Such Trinity Member will conduct its own business in its own name, and will observe all requisite organizational and internal procedures and formalities, including the holding of periodic and special meetings of shareholders, managers and boards of directors or managers (or other governing body), as applicable, the recordation and maintenance of minutes of such meetings, and the recordation and maintenance of resolutions adopted at such meetings.

(v) Such Trinity Member will not be consensually merged or consolidated with Trinity (other than for financial reporting purposes).

(vi) If such Trinity Member prepares or agrees to be included in consolidated financial statements with Trinity, such Trinity Member will include or cause to be included in its or such consolidated financial statements footnotes that clearly disclose, among other things, the separate existence and identity of Trinity from such Trinity Member, and that Trinity has separate assets and liabilities.

(vii) All transactions, agreements, and dealings between such Trinity Member and Trinity (including transactions, agreements and dealings pursuant to which the assets or property of one is used or to be used by the, other) will reflect the separate identity and, legal existence of each entity.

(viii) Except as otherwise specified in the Transaction Agreements, such Trinity Member will not pay its own liabilities from Trinity’s assets.

(ix) Representatives and agents of such Trinity Member (whether or not they are “loaned” employees of any Trinity Member or any Affiliates) will, when purporting to act on behalf of such Trinity Member (other than, if applicable, in its capacity as managing member of Trinity), not hold themselves out to third parties as being representatives or agents, as the case may be, of Trinity and will not utilize business cards, letterhead, purchase orders, invoices and the like of Trinity.

(x) Such Trinity Member will not compensate any consultants, independent, contractors and agents from the funds of Trinity for services provided to such Trinity Member by such consultants, independent contractors and agents.

(xi) To the extent that Trinity, on the one hand, and such Trinity Member, on the other hand, jointly contract or do business with vendors or service providers or share overhead expenses, the costs and expenses incurred in so doing will be fairly and nonarbitrarily allocated between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses. To the extent that Trinity, on the one hand, and such Trinity Member, on the other hand, contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the other, then the costs incurred in so doing will be fairly and nonarbitrarily allocated to the entity for whose benefit the goods or services are provided, with the result that each such entity bears its fair share of all such costs, except to the extent otherwise provided in the Transaction Agreements.

(xii) Such Trinity Member will not make any loans, advances, guarantees, extensions of credit or contributions of capital to, from or for the benefit of Trinity without proper documentation and proper accounting in accordance with GAAP and other than in accordance with the provisions of the Transaction Agreements.

(xiii) Such Trinity Member will cause to be prepared and filed all legally required tax returns for itself (including Federal and state income tax returns) separately from the tax returns of Trinity.

(xiv) Such Trinity Member will not refer to Trinity as a department or division of such Trinity Member and will not otherwise refer to Trinity in a manner inconsistent with its status as a separate and distinct legal entity. In addition, Trinity will hold itself out as separate and distinct from such Trinity Member and from any other Person.

(xv) Such Trinity Member will not hold out the credit of Trinity as being available to satisfy the obligations of such Trinity Member (except as permitted under the Transaction Agreements).

(xvi) Such Trinity Member will not acquire the obligations or securities of Trinity (except as permitted under the Transaction Agreements).

(xvii) Such Trinity Member will not use stationery, invoices, and checks bearing Trinity’s name (except in its capacity as a managing member of Trinity).

(xviii) Such Trinity Member will not pledge its assets for the benefit of Trinity (except as permitted under the Transaction Agreements).

(xix) Such Trinity Member will correct any known misunderstanding regarding its identity as separate from the identity of Trinity.

(xx) No Trinity Member (or any of its Affiliates) will use the separate existence of Trinity to abuse creditors or to perpetrate a fraud, injury, or injustice on creditors.

(xxi) All transactions between a Trinity Member (or any of its Affiliates), on the one hand, and Trinity, on the other, are, and will be, duly authorized and documented, and recorded accurately in the appropriate books and records of such entities. All such transactions are, and will be, fair to each party, constitute exchanges for fair consideration and for reasonably equivalent value, and are, and will be, made in good faith and without any intent to hinder, delay, or defraud creditors. The parties hereto agree that the transactions contemplated in the Transaction Agreements satisfy the requirements of this Section 2.10(a)(xxi).

(xxii) Such Trinity Member has not entered into the transactions contemplated by the Trinity Company Agreement or any Transaction Agreement to which it is a party in contemplation of insolvency or with a design to prefer one or more creditors to the exclusion in whole or in part of others or with an intent to hinder, delay or defraud any of its creditors.

(xxiii) The assets of such Trinity Member are now, and are intended to be, sufficient to pay the ongoing business expenses of such Trinity Member as they are incurred and to discharge all of its respective liabilities.

(b) The Trinity Managing Member will, within the scope of its authority as Trinity Managing Member hereunder, cause Trinity to comply with the following undertakings (provided that the Trinity Managing Member shall not be required to make any Capital Contributions pursuant to this Section 2.10(b)):

(i) Trinity will maintain its books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, separate and distinct from those of any other Person.

(ii) Trinity will maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities separate and distinct from the assets and liabilities of any other Person.

(iii) Trinity will not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of any other Person, and Trinity will hold all of its own assets in its own name, except as otherwise contemplated in the Transaction Agreements.

(iv) Trinity will conduct its own business in its own name, and will observe all requisite organizational and internal procedures and formalities, including the holding of periodic and special meetings of shareholders, managers, and boards of directors or managers (or other governing body), as applicable, the recordation and maintenance of minutes of such meetings, and the recordation and maintenance of resolutions adopted at such meetings.

(v) Trinity will not be consensually merged or consolidated with any other Person (other than certain Affiliates for financial reporting purposes).

(vi) If Trinity prepares consolidated financial statements, it will include in its consolidated financial statements footnotes that clearly disclose, among other things the separate existence and identity of Trinity from such consolidated entities, and that Trinity has separate assets and liabilities from such consolidated entities.

(vii) All transactions, agreements and dealings between Trinity and any other Person (including transactions, agreements and dealings pursuant to which the assets or property of one is used or to be used by the other) will reflect the separate identity and legal existence of Trinity from such other Person.

(viii) Transactions between Trinity, on the one hand, and any third parties, on the other hand, will be conducted by Trinity in the name of Trinity as an entity separate and distinct from any other Person.

(ix) Except as otherwise specified in the Transaction Agreements, Trinity will pay its own liabilities from its own assets.

(x) Representatives and agents of Trinity (whether or not they are “loaned” employees of such Trinity Member) will, when purporting to act on behalf of Trinity, hold themselves out to third parties as being representatives or agents, as the case may be, of Trinity and will utilize business cards, letterhead, purchase orders, invoices and the like of Trinity.

(xi) Trinity will compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents.

(xii) To the extent that Trinity, on the one hand, and any other Person, on the other hand, jointly contract or do business with vendors or service providers or share overhead expenses, the costs and expenses incurred in so doing will be fairly and nonarbitrarily allocated between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses. To the extent that Trinity, on the one hand, and any other Person, on the other hand, contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the other, then the costs incurred in so doing will be fairly and nonarbitrarily allocated to the entity for whose benefit the goods or services are provided, with the result that each such entity bears its fair share of all such costs, except to the extent otherwise provided in the Transaction Agreements.

(xiii) Trinity will have annual financial statements prepared in accordance with GAAP separate from such Trinity Member and any other Person; provided, that Trinity and such Trinity Member may be consolidated with certain Affiliates for financial reporting purposes. Such Trinity annual financial statements will show Trinity’s assets and liabilities separate and apart from those of any other Person.

(xiv) Trinity will not make any loans, advances, guarantees, extensions of credit or contributions of capital to, from or for the benefit of any other Person without proper accounting in accordance with GAAP and proper documentation.

(xv) Trinity will cause to be prepared and filed all legally required tax returns for itself (including Federal and state income tax returns) separately from the tax returns of any other Person, and will not file a consolidated tax return with any other Person.

(xvi) Trinity will hold itself out as separate and distinct from such Trinity Member and from any other Person. Trinity will not refer to itself as a department or division of such Trinity Member and will not otherwise refer to itself in a manner inconsistent with its status as a legal entity separate and distinct from any other Person.

(xvii) Trinity will maintain adequate capital in light of its contemplated business operations.

(xviii) Trinity will not hold out its credit as being available to satisfy the obligations of any other Person.

(xix) Trinity will not acquire the obligations or securities of its Affiliates or owners (except as permitted under the Transaction Agreements).

(xx) Trinity will not buy or hold evidence of Indebtedness issued by any other Person (except as permitted under the Transaction Agreements).

(xxi) Trinity will use separate stationery, invoices, and checks bearing its own name.

(xxii) Trinity will not pledge its assets for the benefit of any other Person (except as permitted under the Transaction Agreements).

(xxiii) Trinity will correct any known misunderstanding regarding its separate identity from any other Person.

(xxiv) Trinity will not use its separate existence, and Trinity will not permit that its separate existence will be used by any Trinity Member (or any of its Affiliates), in each case, to abuse creditors or to perpetrate a fraud, injury, or injustice on creditors.

(xxv) All transactions between a Trinity Member (or any of its Affiliates), on the one hand, and Trinity, on the other, are, and will be, duly authorized and documented, and recorded accurately in the appropriate books and records of such entities. All such transactions are, and will be, fair to each party, constitute exchanges for fair consideration and for reasonably equivalent value, and are, and will be, made in good faith and without any intent to hinder, delay, or defraud creditors. Trinity will not take any action, and will not engage in transactions with any Trinity Member (or any of its Affiliates), unless the respective Boards of Managers, managing members, or officers, as appropriate, of Trinity and the applicable Trinity Member, as the case may be, determine in a reasonable fashion that such actions or transactions are in their respective companies’ best interests. The parties hereto agree that the transactions contemplated in the Transaction Agreements satisfy the requirements of this Section 2.10(b)(xxv).

(xxvi) Trinity has not entered into the transactions contemplated by the Trinity Company Agreement or any Transaction Agreement to which it is a party in contemplation of insolvency or with a design to prefer one or more creditors to the exclusion in whole or in part of others or with an intent to hinder, delay or defraud any of its creditors.

(xxvii) The assets of Trinity are now, and are intended to be, sufficient to pay the ongoing business expenses of each such respective entity as they are incurred and to discharge all of their respective liabilities.

2.11 Title to Trinity Property. All Trinity Property shall be owned by Trinity as an entity, and no Trinity Member shall have any ownership interest in such property in its individual name or right. Each Trinity Member’s interest in Trinity shall be personal property for all purposes. Trinity shall hold all of the Trinity Property in the name of Trinity or the name of the Trinity Custodian (on behalf of Trinity) and not in the name of any Trinity Member.

ARTICLE III

MEMBERSHIP INTERESTS AND TRANSFERS

3.1 Members. Simultaneously with the execution hereof, (a) Holdings’ limited liability company interest under the Initial Trinity Agreement is converted into, and Holdings is admitted to the Company as a Trinity Class A Member in respect of, a Trinity Class A Membership Interest, and (b) Pecos is admitted to the Company as a Trinity Class B Member in respect of a Trinity Class B Membership Interest. Additional Trinity Members may be admitted to Trinity either as additional Trinity Members or Substituted Members solely as provided in this Trinity Company Agreement.

3.2 Number of Trinity Members. The number of Trinity Members of Trinity shall never be fewer than one.

3.3 Trinity Membership Interests. The Trinity Members agree that each Trinity Member’s ownership in Trinity shall be that which is set forth in Exhibit B, which exhibit shall be amended by the Trinity Managing Member as necessary to reflect changes and adjustments resulting from the admission or substitution of any Trinity Member, or any Transfer or adjustment in Trinity Membership Interests, made in accordance with the terms of the Trinity Company Agreement (provided, that a failure to reflect any such change or adjustment on Exhibit B shall not prevent any such change or adjustment from being effective).

3.4 Representations and Warranties. Each Trinity Member hereby represents and warrants to Trinity and each other Trinity Member that:

(a) it is duly formed, validly existing and (if applicable) in good standing under the Applicable Law of the state of its formation, and if required by Applicable Law is duly qualified to do business and (if applicable) is in good standing in the jurisdiction of its principal place of business (if not formed therein);

(b) it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to the Trinity Company Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of the Trinity Company Agreement and the other Transaction Agreements to which it is a party by that Trinity Member have been duly taken;

(c) it has duly executed and delivered the Trinity Company Agreement and the other Transaction Agreements to which it is a party, and the Trinity Company Agreement and the other Transaction Agreements to which it is a party is each enforceable against such Trinity Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Applicable Law generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity);

(d) its authorization, execution, delivery, and performance of the Trinity Company Agreement and the other Transaction Agreements to which it is a party does not conflict with (i) any material obligation under any other material agreement or arrangement to which that Trinity Member is a party or by which it is bound, (ii) Applicable Law, or (iii) any judgment, injunction, order, or decree binding upon such Trinity Member;

(e) there is no Legal Proceeding pending or, to such Trinity Member’s knowledge, threatened against or affecting such Trinity Member or any of its properties, rights, assets, or businesses in any court or before any Governmental Authority; and

(f) it (i) has been furnished with such information about Trinity and the Trinity Membership Interest as that Trinity Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, Trinity and that Trinity Member’s Trinity Membership Interest therein, (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in Trinity in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Trinity, (v) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act of 1933, as amended, (vi) understands and agrees that its Trinity Membership Interest shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of the Trinity Company Agreement and pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Applicable Law, (vii) intends hereby to form a limited liability company for the purpose of making an economic profit from the transactions proposed to be entered into by Trinity and it is not acting as an agent or in some other representative capacity for any other Person, and (viii) has acquired its Trinity Membership Interest for its own account for investment and not with a view to the sale or distribution thereof.

3.5 Restrictions on the Transfer of a Trinity Membership Interest. Except as otherwise expressly permitted by the Trinity Company Agreement, no Trinity Member may Transfer all or any part of its Trinity Membership Interest. Any purported Transfer in breach of the terms of the Trinity Company Agreement shall be null and void ab initio, and Trinity shall not recognize any such prohibited Transfer; provided, that, if Trinity is required by Applicable Law to recognize a Transfer that is not an expressly permitted Transfer hereunder, the Trinity Membership Interest Transferred shall be strictly limited to the Transferor’s rights to allocations and distributions as provided by the Trinity Company Agreement with respect to the Trinity Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of Trinity) to satisfy any debts, obligations, or liabilities for damages that the Transferor or Transferee of such Trinity Membership Interest may have to Trinity. In the case of a Transfer or attempted Transfer of a Trinity Membership Interest that is not permitted hereunder, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless Trinity and the other Trinity Members from all cost, liability, and damage that any of such indemnified Persons may incur (including incremental tax , liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

(a) Specific Restrictions on Transfers.

(i) No Trinity Class A Membership Interest, and no rights or obligations arising out of or relating thereto, shall be Transferred except to a wholly-owned subsidiary of Anadarko or as otherwise contemplated by the Transaction Agreements.

(ii) Other than in accordance with Article X or as otherwise contemplated by the Transaction Agreements, no Trinity Class B Membership Interest, and no rights or obligations arising out of or relating thereto, shall be Transferred except following the occurrence of a Termination Event. Following a Termination Event, there shall no restrictions under the Trinity Company Agreement on the transfer of the Trinity Class B Membership Interest.

(b) General Restrictions on Transfers.

(i) Except as contemplated by the Transaction Agreements, no Trinity Member shall Transfer a Trinity Membership Interest, or any portion thereof or interest therein, except pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Applicable Law.

(ii) Except as contemplated by the Transaction Agreements, no Trinity Member shall Transfer a Trinity Membership Interest, or any portion thereof or interest therein, unless such Trinity Member has delivered to the other Trinity Member an opinion of counsel, from counsel (and in form and substance) reasonably acceptable to such other Trinity Member, to the effect that such Transfer (A) will be exempt from all applicable registration requirements, including the Securities Act and any applicable state securities Applicable Law, and will not violate any Applicable Law regulating the Transfer of securities, (B) will not cause Trinity to become a publicly traded partnership for United States federal income tax purposes or cause a termination of Trinity under Code section 708 that would have an adverse effect on the other Trinity Member or Trinity Members, and (C) will not cause Trinity to be deemed to be an “investment company,” as such term is defined in the Investment Company Act of 1940.

(c) Requirements In Connection With Transfers.

(i) Except as contemplated by the Transaction Agreements, no Transfer shall be effective, and Trinity shall not recognize for any purpose any purported Transfer, unless and until Trinity has received a document in a form reasonably acceptable to the Trinity Managing Member executed by both the Transferor and the Transferee, which document shall (i) include the Transferee’s notice address, (ii) include the Transferee’s agreement to be bound by the Trinity Company Agreement with respect to the Trinity Membership Interest or part thereof being obtained, (iii) set forth the Trinity Membership Interest (after the Transfer) of the Transferor and the Transferee (which together must total the Trinity Membership Interest of the Transferor before the Transfer), (iv) contain a representation and warranty from the Transferor and the Transferee that the Transfer was made in accordance with all Applicable Law (including state and federal securities Applicable Law) and the terms and conditions of this Trinity Company Agreement, (v) contain the Transferee’s representation that the representations and warranties in Section 3.4 are true and correct with respect to such Person, and (vi) include the Transferee’s taxpayer identification number and sufficient information to determine the Transferee’s initial basis in the Transferred Membership Interest, the amount realized by the Transferor in respect of the Transfer, and any other information reasonably necessary to permit Trinity to file all required federal and state tax returns.

(ii) The Trinity Managing Member may, in its reasonable discretion, charge a Trinity Member a reasonable fee to cover out-of-pocket expenses necessary to effect a Transfer with respect to such Trinity Member’s Trinity Membership Interest.

(iii) Neither Trinity nor any Trinity Member shall be bound or otherwise affected by any Transfer of any Trinity Membership Interest until all of the requirements of this Section 3.5(c) have been met.

(iv) Each Transfer shall be effective as of the first Business Day immediately succeeding the day in which all requirements of this Section 3.5(c) have been met.

3.6 Additional Trinity Members; Substituted Members.

(a) Any Transferee with respect to a Transfer made in accordance with this Article III shall be admitted automatically as a Substituted Member upon compliance with Section 3.5(c) with respect to such Transfer, without the consent or approval of Trinity or any Trinity Member being required.

(b) Upon becoming a Substituted Member, (i) such Substituted Member shall have all of the powers, rights, privileges, duties, obligations and liabilities of a Trinity Member, as provided in the Trinity Company Agreement and by Applicable Law, to the extent of the Trinity Membership Interest so Transferred and (ii) the Transferor shall be relieved of all of the obligations and liabilities with respect to such Trinity Membership Interest, to the extent of the Trinity Membership Interest so Transferred; provided, that such Transferor shall remain fully liable for all liabilities and obligations relating to such Trinity Membership Interest that accrued prior to the effective date of the applicable Transfer.

3.7 Information.

(a) Each Trinity Member acknowledges that, from time to time, it may receive written information from Trinity that is marked as confidential or proprietary, the release of which may be damaging to Trinity. Each Trinity Member shall hold in strict confidence any such information it receives and may not disclose such information to any Person other than another Trinity Member, except for disclosures (i) required to comply with Applicable Law (including applicable stock exchange or quotation system requirements), (ii) to Affiliates, advisers or representatives of the Trinity Member or Persons to which that Trinity Member’s Trinity Membership Interest may be Transferred as permitted by the Trinity Company Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 3.7(a), (iii) of information that a Trinity Member also has received from a source independent of Trinity if such Trinity Member does not have knowledge that such source obtained such information due to a breach of any obligation of confidentiality, (iv) to lenders, accountants and other representatives of the disclosing Trinity Member with a need to know such information, provided, that the disclosing Trinity Member shall be responsible for such representatives’ use and disclosure of any such information, (v) of public information, or (vi) in connection with any proposed Transfer of a Trinity Membership Interest in accordance with the Trinity Company Agreement, or in connection with any proposed sale of a Trinity Member’s ultimate parent, to advisers or representatives of the Trinity Member, its direct or indirect parent or Persons to which such interest may be Transferred as permitted by the Trinity Company Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section. Each Trinity Member acknowledges that a breach of the provisions of this Section 3.7(a) may cause irreparable injury to Trinity or another Trinity Member for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Trinity Member agrees that the provisions of this Section 3.7(a) may be enforced by injunctive action or specific performance, and such Trinity Member hereby waives any requirement to post bond in connection with any injunctive order or order for specific performance. Notwithstanding anything herein to the contrary, the parties and their respective representatives may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and corporate structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to such party relating to such tax treatment and corporate structure, except where confidentiality is reasonably necessary to comply with securities laws. For this purpose, “corporate structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

(b) The Trinity Members acknowledge that, from time to time, Trinity may need information from any or all of such Trinity Members for various reasons, including for complying with various federal and state regulations. Each Trinity Member shall provide to Trinity all information reasonably requested by Trinity for purposes of complying with federal or state regulations or for purposes of providing information to federal or state regulatory authorities, in each case within a reasonable amount of time from the date such Trinity Member receives such request; provided, however, that no Trinity Member shall be obligated to provide such information to Trinity to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Applicable Law or (ii) involves secret, confidential or proprietary information; and provided, further, however, that in the alternative, any Trinity Member may provide such information directly to such federal or state regulatory authorities.

(c) Notwithstanding anything herein to the contrary, any Trinity Member may disclose to any and all persons, without limitation of any kind, the corporate structure and US tax treatment of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) relating to such corporate structure and US tax treatment, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities law.

3.8 Liability to Third Parties. Except as required by the Act, no Trinity Member shall be liable to any Person (including any third party, Trinity or another Trinity Member or another Trinity Member’s Affiliate) (i) as the result of any act or omission of another Trinity Member or (ii) for Trinity losses, liabilities or obligations (except, in each case, as otherwise expressly agreed to in writing by such Trinity Member).

3.9 Resignation. Each Trinity Member hereby covenants and agrees that it will not resign or withdraw from Trinity as a Trinity Member except (i) with the prior written consent of the Trinity Members or (ii) as a consequence of a Transfer permitted hereunder pursuant to which the Transferee is admitted as a Substituted Member.

3.10 Meetings of Trinity Members.

(a) Notice. Meetings of the Trinity Members shall be called upon the written request of any Trinity Member. The notice shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Trinity Members not less than five Business Days nor more than 30 days prior to the date of such meeting. Trinity Members may vote in person, by proxy or by telephone at such meeting.

(b) Record Date. For the purpose of determining the Trinity Members entitled to vote on, or to vote at, any meeting of the Trinity Members or any adjournment thereof, the Trinity Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than 30 days nor less than seven Business Days before any such meeting.

(c) Proxy. Any Trinity Member may authorize any Person or Persons to act for it by proxy on all matters in which such Trinity Member is entitled to participate; including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Trinity Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy given by a Trinity Member shall be revocable at the pleasure of the Trinity Member executing it unless otherwise expressly stated in such proxy.

(d) Consents. The approval or consent of any Trinity Member required under the Trinity Company Agreement may, except as expressly provided to the contrary in the Trinity Company Agreement, be given or withheld in the sole and absolute discretion of such Trinity Member. If the Trinity Managing Member receives the necessary approval or consent of the Trinity Members to such action, the Trinity Managing Member shall be authorized and empowered to implement such action without further authorization by the Trinity Members.

(e) Conduct of Meeting. Each meeting of the Trinity Members shall be conducted by the Trinity Managing Member or such other Person as the Trinity Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Trinity Managing Member or such other Person deems appropriate. Any meeting duly called at which the Trinity Managing Member does not appear shall be conducted by the Trinity Class B Member.

(f) Consent in Lieu of Meeting. In the event the consent of any Trinity Member is required for any action to be taken by Trinity, such consent may be given at a meeting, which may be conducted by conference telephone call, or provided in writing, executed by the Trinity Member necessary to authorize such action at a meeting.

(g) No Meeting Required for Certain Actions. Any action, consent or approval that by the terms of the Trinity Company Agreement may be taken by any class of Trinity Member acting as a class or alone may be taken without the necessity of calling or holding a meeting of Trinity Members.

3.11 Partition. To the fullest extent permitted under Applicable Law, each Trinity Member waives any and all rights that it may have to maintain an action for partition of Trinity’s property.

3.12 Termination of Status as Trinity Member.

(a) A Person shall cease to be a Trinity Member only upon the first to occur of:

(i) The Transfer of all of its Trinity Membership Interest in accordance with this Trinity Company Agreement; provided, that the Transferee of such Trinity Membership Interest is admitted as a Substituted Member in accordance with the Trinity Company Agreement.

(ii) The happening of any of the events specified in Section 18-801(b) of the Act (which shall not relieve such Person from any liability under the Trinity Company Agreement, including liabilities for an unpermitted resignation).

(iii) The involuntary Transfer by operation of Applicable Law of its Trinity Membership Interest (which shall not relieve such Person from any liability under the Trinity Company Agreement, including liabilities for an unpermitted resignation).

(iv) The vote of the Trinity Members required to approve a request by such Trinity Member to withdraw.

(b) The happening of the events set forth in Section 3.12(a) shall not cause a dissolution of Trinity, except as provided in Article XI. Except to the extent specifically set forth herein, upon the termination of a Person’s status as a Trinity Member, such Person shall not be entitled to any distributions from Trinity, including a distribution based on the Fair Market Value of such Person’s Trinity Membership Interest.

(c) Any debts, obligations, or liabilities in damages to Trinity of any Person who ceases to be a Trinity Member shall be collectible by any legal means and Trinity is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by Trinity to such Person to satisfy such debts, obligations or liabilities.

(d) Except as otherwise provided in the Trinity Company Agreement, in the event a Person ceases to be a Trinity Member without having Transferred all of its Trinity Membership Interest in accordance with the Trinity Company Agreement (including upon removal or resignation), such Person shall be treated as an unadmitted transferee pursuant to Section 3.5.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 Initial Capital Contributions. On the Effective Date, the Trinity Members have made the following Capital Contributions (the “Initial Capital Contributions”):

(a) The Trinity Class A Member has contributed to Trinity $100,000,000 in cash; and

(b) The Trinity Class B Member has contributed to Trinity $2,200,000,000 in cash.

4.2 Return of Contributions. Other than as set forth in the Trinity Company Agreement, a Trinity Member is not entitled (a) to the return of any part of any Capital Contributions or (b) to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of Trinity or of any Trinity Member. A Trinity Member is not required to contribute or to lend any cash or property to Trinity to enable Trinity to return any other Trinity Member’s Capital Contributions.

4.3 Capital Accounts. Trinity shall maintain for each Trinity Member a separate Capital Account in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(a) Each Trinity Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made to Trinity by such Trinity Member pursuant to the Trinity Company Agreement, (ii) all Profits allocated to such Trinity Member pursuant to Section 5.1, (iii) the amount of any Trinity liabilities assumed by such Trinity Member or that are secured by any Trinity Property distributed to such Trinity Member, and (iv) any items in the nature of income or gain that are specially allocated to such Trinity Member pursuant to the Trinity Company Agreement, and decreased by (x) all Losses allocated to such Trinity Member pursuant to Section 5.1, (y) the amount of any liabilities of such Trinity Member assumed by Trinity or that are secured by any property contributed by such Trinity Member to Trinity, and (z) any items in the nature of expenses or Losses that are specially allocated to such Trinity Member pursuant to the Trinity Company Agreement.

(b) A Transferee shall succeed to the pro rata portion of the Capital Account of the Transferor relating to the Trinity Membership Interest so Transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Trinity Membership Interest that may have been Transferred during any calendar year shall, if permitted by Applicable Law, be allocated between the Transferor and the Transferee based on the portion of the calendar year during which each was recognized as owning that Trinity Membership Interest, based upon the interim closing of the books method; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the Treasury Regulations thereunder.

(c) The foregoing provisions and other provisions of the Trinity Company Agreement relating to Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be applied in a manner consistent with such regulation.

4.4 Additional Capital Contributions. No Member shall have any obligation to make any additional Capital Contribution beyond that set forth in Section 4.1 other than as expressly set forth in this Trinity Company Agreement.

4.5 Custodian. If the Trinity Class A Member or the Trinity Class B Member makes a Capital Contribution under Section 4.4 or otherwise (except under Section 4.1) to Trinity, the Trinity Managing Member shall notify the Trinity Custodian of the provision, if any, of the Trinity Company Agreement pursuant to which such Capital Contribution is made or the reason such Capital Contribution is made.

4.6 Cash Capital Contributions. No Trinity Member shall make any Capital Contribution hereunder otherwise than in cash.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations for Capital Account Purposes. After applying Section 5.1(c) and Section 5.1(d), for purposes of maintaining the Capital Accounts, Trinity’s Profits and Losses or items thereof for each Fiscal Quarter or other period shall be allocated among the Trinity Members as provided herein below.

(a) Profits. Profits shall be allocated as follows:

(i) First, 100% to the Trinity Class B Member in respect of its Trinity Class B Membership Interests, until the amount so allocated is equal to the Cumulative Preferred Return Allocation Amount;

(ii) Second, 100% to the Trinity Members until each Trinity Member has been allocated Profits pursuant to this Section 5.1(a)(ii) (including all Profits allocations made pursuant to this Section 5.1(a)(ii) for prior periods) equal to all Losses previously allocated to such Trinity Member in the reverse order and priority as such Losses were allocated pursuant to Section 5.1(b); and

(iii) Thereafter, the balance, if any, 100% to the Trinity Class A Member in respect of its Trinity Class A Membership Interests.

(b) Losses. Losses shall be allocated as follows:

(i) First, 100% to the Trinity Class A Member in respect of its Trinity Class A Membership Interests, until the Trinity Class A Member’s Capital Account is zero;

(ii) Second, 100% to the Trinity Class B Member in respect of its Trinity Class B Membership Interests, until the Trinity Class B Member’s Capital Account is zero; and

(iii) Thereafter, the balance, if any, 100% to the Trinity Class A Member in respect of its Trinity Class A Membership Interests.

(c) Special Allocations. All Trinity Expenses associated with Trinity Indemnified Amounts shall be specially allocated to the Trinity Class A Member. All Trinity Expense Reimbursement Income shall be specially allocated to the Trinity Class B Member, provided however, that Trinity Expense Reimbursement Income attributable to amounts received from WGRAH and applied by Trinity as Trinity Indemnified Amounts shall be specially allocated to the Trinity Class A Member.

(d) Other Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period in the following order and priority:

(i) Trinity Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.1, if there is a net decrease in Trinity Minimum Gain during any Trinity taxable period, each Trinity Member shall be allocated items of Trinity income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 5.1(d), each Trinity Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d) with respect to such taxable period (other than an allocation pursuant to Section 5.1(d)(vi) and Section 5.1(d)(vii). This Section 5.1(d)(i) is intended to comply with the Trinity Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(d)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Trinity taxable period, any Trinity Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Trinity income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(d), each Trinity

Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d), other than Section 5.1(d)(i) and other than an allocation pursuant to Section 5.1(d)(vi) and Section 5.1(d)(vii), with respect to such taxable period. This Section 5.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Trinity Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6), items of Trinity income and gain shall be specially allocated to such Trinity Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that, an allocation pursuant to this Section 5.1(d)(iii) shall be made only if and to the extent that such Trinity Member would have a deficit in such Trinity Member’s Adjusted Capital Account after all other allocations provided in this Article V have been tentatively made as if this Section 5.1(d)(iii) were not a part of the Trinity Company Agreement. This Section 5.1(d)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Stop Loss. No amount of Loss shall be allocated pursuant to Section 5.1(b) to the extent that such allocation would cause any Trinity Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account). All Losses in excess of the limitation set forth in the preceding sentence shall be allocated among such other Trinity Members, who have positive Adjusted Capital Account balances, in proportion to their respective Trinity Membership Interests until each Trinity Member’s Adjusted Capital Account balance is reduced to zero. Thereafter, any remaining Loss shall be allocated to the Trinity Members in proportion to their relative interests in Trinity as required by Section 704(b) of the Code.

(v) Gross Income Allocations. In the event any Trinity Member has a deficit balance in its Adjusted Capital Account at the end of any Trinity taxable period in excess of the sum of (A) the amount such Trinity Member is obligated to restore pursuant to any provision of the Trinity Company Agreement and (B) the amount such Trinity Member is deemed obligated to restore pursuant to Treasury Regulations sections 1.704-2(g) and 1.704-2(i)(5), such Trinity Member shall be specially allocated items of Trinity gross income and gain in the amount of such excess as quickly as possible; provided, that, an allocation pursuant to this Section 5.1(d)(v) shall be made only if and to the extent that such Trinity Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if Section 5.1(d)(iii) and this Section 5.1(d)(v) were not in the Trinity Company Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Trinity Class A Members in accordance with their respective Trinity Class A Membership Interests. If the Trinity Managing Member determines that Trinity’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under section 704(b) of the Code, the Trinity Managing Member is authorized, upon notice to the Trinity Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Trinity Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i). If more than one Trinity Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Trinity Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation section 1.752-3(a)(3), the Trinity Members agree that Nonrecourse Liabilities of Trinity in excess of Trinity Minimum Gain shall be allocated among the Trinity Class A Members in accordance with their respective Trinity Class A Membership Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Trinity asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) , and such item of gain or loss shall be specially allocated to the Trinity Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

(x) Curative Allocation.

(A) Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss or deduction allocated to each Trinity Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Trinity Member under the Agreed Allocations had the Required Allocations and the related Curative Allocations not otherwise been provided in this Section 5.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Trinity Minimum Gain and (2) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Member Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 5.1(d)(x)(A) shall only be made with respect to Required Allocations to the extent the Trinity Managing Member reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Trinity Members. Further, allocations pursuant to this Section 5.1(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Trinity Managing Member determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The Trinity Managing Member shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(d)(x)(A) in whatever order is most likely to minimize economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(d)(x)(A) among the Trinity Members in a manner that is likely to minimize such economic distortions.

5.2 Allocations for Tax Purposes. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Trinity Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1.

5.3 Distributions.

(a) In addition to any distributions required under Section 18-607 of the Act, Section 5.3(b), Section 5.4, and Section 5.7(b), on each Payment Date Trinity shall make a distribution at least equal to the following:

(i) First, to the Trinity Class B Member in respect of its Trinity Class B Membership Interest up to the amount of the Cumulative Preferred Return Distribution Amount; and

(ii) Second, at the election of the Trinity Managing Member, any Available Cash to the Trinity Class A Member in respect of its Trinity Class A Membership Interest.

(b) Notwithstanding the foregoing, any Early Retirement Proceeds shall be immediately distributed to the Trinity Class B Member upon their receipt. All of such funds shall be distributed to the Trinity Class B Member in respect of its Trinity Class B Membership Interest and (i) the Cumulative Preferred Return Distribution Amount shall be reduced by the amount of such distribution and (ii) if the funds distributed are in excess of the Cumulative Preferred Return Distribution Amount, the Unrecovered Capital shall be reduced by such excess. The Trinity Class B Member will provide notice of the Interest Rate as of the expected date of payment of such Early Retirement Proceeds and any Trinity Expenses relating to the receipt of such Early Retirement Proceeds in accordance with Section 5.6 of the Trinity Company Agreement within 1 Business Day following receipt by the Trinity Class B Member of notice from the Trinity Managing Member that a prepayment is being made pursuant to Section 2.05 of the WGRAH Loan Agreement.

5.4 Special Distributions.

(a) All payments received by Trinity from WGRAH pursuant to Section 2.09 of the WGRAH Loan Agreement on account of Trinity Expenses and not applied by Trinity to pay Trinity Indemnified Amounts shall be distributed promptly (and in no event later than the next succeeding Business Day) after receipt of such amounts to the Trinity Class B Member.

(b) The distributions required pursuant to Section 5.7(b) shall be made on the date set forth in such section.

5.5 Making of Payments; Etc. All payments to the Trinity Members pursuant to any provision of the Trinity Company Agreement shall be made in immediately available funds no later than 12:00 noon (New York City time) on the day of such payment, and, at the time of the making of any such payment, the Trinity Managing Member shall provide (or shall cause the Trinity Custodian to provide) to the Trinity Class B Member and the Trinity Custodian a notice identifying the nature of such payment, the Section or Sections of the Trinity Company Agreement pursuant to which it is being made and the amount being distributed or paid pursuant to, each such Section. The Trinity Managing Member or, after the Liquidation Start Date, the Liquidator, shall notify the Trinity Custodian of the amount of each such payment hereunder, the calculation thereof, in reasonable, detail, and the Section of the Trinity Company Agreement pursuant to which such payment is to be made no later than 12:00 noon (Wilmington, Delaware time) on the second Business Day prior to any such payment pursuant to Section 5.3 and to the extent practicable with respect to each payment pursuant to Section 5.4. To the extent that any Preferred Return accrues but is unpaid during any Payment Period, such unpaid amount shall accrue interest at a rate per annum equal to the Interest Rate plus 2%.

5.6 Determination of the Preferred Return. The Trinity Class B Member shall notify the Trinity Managing Member or the Liquidator, as the case may be, on behalf of Trinity, and shall notify WGRAH on behalf of Trinity under the WGRAH Loan Agreement, (x) three Business Days prior to the Payment Date for each Payment Period (in respect of any payments to be made under Section 5.3) and (y) no later than 10:00 am (New York City time) on the date of any other payment under Article V, of the Interest Rate applicable to such Payment Period (or portion thereof). Each determination by the Trinity Class B Member of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error, and shall be accompanied by such supporting documentation as to the determination of the Interest Rate as the Trinity Managing Member, or the Liquidator, as the case may be, or WGRAH may reasonably request.

5.7 Preferred Return Reset.

(a) Prior to the 5th anniversary of the Effective Date (and, in the event of agreement, on each 5th successive anniversary thereafter) (each such date, a “Reset Date”), the Trinity Members shall meet to discuss amendments to the definitions of “Preferred Return” and related terms. The Trinity Class A Member shall propose whether to maintain the then-effective definitions of “Preferred Return” and related terms or to make adjustments thereto. The Trinity Class B Member shall determine, in its sole discretion, whether or not to accept the proposal made by the Trinity Class A Member (which determination may be made by the Trinity Class B Member regardless of whether or not the Trinity Class A Member proposes any changes to the definition of “Preferred Return” and related terms). If the Trinity Class B Member does not accept such proposal prior to the Reset Date, such failure shall constitute a Notice Event.

(b) If the Trinity Class B Member does not agree (in its sole discretion) to the Trinity Class A Member’s proposal as set forth in Section 5.7(a) before the third month prior to the Reset Date, Trinity will engage an underwriter or other sales agent, reasonably acceptable to the Trinity Class A Member (the “Sales Agent”), designated by the Trinity Class B Member to effect a sale of the WGRAH Note. Trinity and the Trinity Managing Member will, and the Managing Member will cause Anadarko to, use their best efforts to assist the Sales Agent in the conduct of such sale. The Sales Agent will be entitled to reset the interest rate on the WGRAH Note to a level sufficient to enable the sale of the WGRAH Note for no less than the sum of (i) all outstanding principal, accrued and unpaid interest, and accrued and unpaid expenses and fees thereunder, plus (ii) all fees including reasonable costs and expenses (including reasonable attorneys’ fees and the fees and expenses of the Sales Agent) and all other unpaid Trinity Expenses and Trinity Expenses reasonably anticipated to become due, minus (iii) the current value of any Permitted Assets then owned by Trinity other than those arising under or related to the WGRAH Loan Documents (such sum being the “Minimum Sale Proceeds”). Unless the Trinity Class B Membership Interest is previously retired or purchased in accordance with Article X of this Trinity Company Agreement or the WGRAH Note is purchased in accordance with the Sponsor Note Option Agreement, the Sales Agent shall sell the WGRAH Note for cash consideration of at least the Minimum Sale Proceeds as promptly as practicable after its appointment (and in no event later than the Reset Date). No sale of the WGRAH Note for either (A) any consideration other than cash, or (B) total consideration less than the Minimum Sale Proceeds may be made by the Sales Agent other than with the prior consent of the Trinity Class B Member in its sole discretion. The sum of (I) the proceeds of any sale pursuant to this Section 5.7(b) and (II) the proceeds of all other Permitted Assets then owned by Trinity shall immediately be used by Trinity to make a distribution to the Trinity Class B Member in an amount equal to the sum of all (x) Unrecovered Capital plus (y) the Cumulative Preferred Return Distribution Amount at the time of distribution, plus (z) all Trinity Expenses then unpaid and that will be incurred in connection with such distribution.

(c) Within ten days following an ASCE Trigger Date, the Trinity Class B Member may (in its sole discretion) propose to the Trinity Class A Member an adjustment to the then-effective definitions of “Preferred Return” and related terms (the date when such proposal is made to the Trinity Class A Member being the “Reset Proposal Date”). If the Trinity Class B Member makes such a proposal, then the Trinity Class A Member shall have 5 days following the Reset Proposal Date to accept or reject such proposal in its sole discretion. If either (i) the Trinity Class B Member fails to make such a proposal within ten days following an ASCE Trigger Date, (ii) the Trinity Class B Member notifies the Trinity Class A Member prior to the tenth day following an ASCE Trigger Date that it will not be making such a proposal, (iii) the Trinity Class A Member rejects such proposal, or (iv) the Trinity Class A Member fails to accept such proposal by the fifth day following the Reset Proposal Date, then upon such occurrence Trinity shall engage a Sales Agent designated by the Trinity Class B Member, to effect a sale of the WGRAH Note. Trinity and the Managing Member will, and the Managing Member will cause Anadarko to, use their best efforts to assist the Sales Agent in the conduct of such sale. The Sales Agent will be entitled to reset the interest rate on the WGRAH Note to a level sufficient to enable the sale of the WGRAH Note for no less than the Minimum Sale Proceeds. Unless the Trinity Class B Membership Interest is previously retired or purchased in accordance with Article X of this Trinity Company Agreement, the Sales Agent shall sell the WGRAH Note for cash consideration of at least the Minimum Sale Proceeds as promptly as practicable after its appointment (and in no event later than the date that is 60 days following the ASCE Trigger Date). No sale of the WGRAH Note for either (A) any consideration other than cash, or (B) total consideration less than the Minimum Sale Proceeds may be made by the Sales Agent other than with the prior consent of the Trinity Class B Member in its sole discretion. The sum of (I) the proceeds of any sale pursuant to this Section 5.7(c) and (II) the proceeds of all other Permitted Assets then owned by Trinity shall immediately be used by Trinity to make a distribution to the Trinity Class B Member in an amount equal to the sum of all (x) Unrecovered Capital plus (y) the Cumulative Preferred Return Distribution Amount at the time of redemption, plus (z) all Trinity Expenses then unpaid. Failure to sell the WGRAH Note for the Minimum Sale Proceeds by the date that is 60 days following the ASCE Trigger Date will be a Notice Event.

ARTICLE VI

MANAGEMENT OF TRINITY

6.1 Trinity Managing Member. Subject to the limitations set forth in the Trinity Company Agreement (including Section 6.2), the business and affairs of Trinity shall be managed by the Trinity Managing Member, which is hereby designated a manager of Trinity by the Trinity Members for purposes of the Act. The Trinity Class A Member will act as the Trinity Managing Member, and shall remain the Trinity Managing Member at all times. Subject to the limitations set forth in the Trinity Company Agreement (including Section 6.2), the Trinity Managing Member shall have the power, right and authority to take all actions which the Trinity Managing Member deems necessary, useful or appropriate for the management and conduct of Trinity’s business or to the accomplishment of the purposes of Trinity. Any Person dealing with Trinity, other than a Trinity Member or a Trinity Member’s Affiliate, may rely on the authority of the Trinity Managing Member in taking any action in the name of Trinity without inquiry into the provisions of the Trinity Company Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of the Trinity Company Agreement. Except as otherwise expressly provided in the Trinity Company Agreement, each Trinity Member hereby (a) specifically delegates to the Trinity Managing Member its rights and powers to manage and control the business and affairs of Trinity in accordance with the provisions of Section 18-407 of the Act, and (b) revokes its right to bind Trinity, as contemplated by the provisions of Section 18-402 of the Act.

6.2 Restrictions on the Trinity Managing Member’s Authority.

(a) Subject to Section 6.7, Trinity shall not take any of the following actions (directly or through any subsidiary) without Unanimous Consent (which consent may be withheld in each Trinity Member’s sole discretion):

(i) Any action in contravention of the Trinity Company Agreement or that would make it impossible to carry on the business purpose of Trinity;

(ii) confess any judgment against Trinity or settle any Legal Proceeding (A) with any Trinity Member or its Affiliate or (B) as a result of which the rights or assets of Trinity or any Trinity Member would be adversely affected;

(iii) assign, transfer or otherwise dispose of any Trinity Property, except as contemplated by the Transaction Agreements;

(iv) take any action that would cause any Trinity Member to have personal liability for any obligation of Trinity;

(v) merge, consolidate, or sell all or substantially all of its assets;

(vi) make a general assignment for the benefit of creditors, file a voluntary bankruptcy petition, file a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law, file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against Trinity in a proceeding of the type described in this subclause (vi), or seek, consent, or acquiesce to the appointment of a trustee, receiver, or liquidator of Trinity or of all or any substantial part of Trinity’s properties;

(vii) incur Indebtedness other than accounts payable in the ordinary course of Trinity’s business;

(viii) direct the Trinity Custodian to release Trinity Property from its custody under the Trinity Custodian Agreement other than pursuant to the terms of the Trinity Custodian Agreement or this Trinity Company Agreement, close any account established pursuant to the Trinity Custodian Agreement, or appoint a replacement Trinity Custodian;

(ix) grant a Lien in any Trinity Property other than (A) Trinity Permitted Liens or (B) as otherwise explicitly contemplated by the Transaction Agreements;

(x) own, directly or indirectly, any assets other than Permitted Assets;

(xi) take any accounting or tax position inconsistent with the purposes of the Transaction Agreements or, except as may be required by Applicable Law, cause or permit changes in any material tax position or policy of Trinity, or cause or permit changes in or adoption of any accounting position, practice, or policy (including a change in its fiscal year) of Trinity not in accordance with GAAP;

(xii) reimburse any Trinity Member for any cost or expense;

(xiii) admit any new Trinity Member;

(xiv) cause or agree to any amendment, supplement, waiver, or other modification to, or any termination, cancellation, assignment, or delegation of, any Transaction Agreement (whether such action relates to the rights or obligation of Trinity or any other Person);

(xv) cause or permit Trinity to (a) agree, elect, or consent to, or approve the taking of, by WGRAH or any WGRAH Affiliate any action requiring the prior approval, election, or consent of Trinity under the WGRAH Loan Documents, (b) decline or fail to enforce the obligations of WGRAH or any WGRAH Affiliate under the WGRAH Loan Documents or exercise any discretionary right, remedy, or privilege granted to or reserved for Trinity in its capacity as the lender and the secured party under the WGRAH Loan Documents, or (c) take any Trinity Required Action other than in accordance with Section 6.7;

(xvi) sell, lease, dispose of or otherwise encumber or acquire any assets other than the reinvestment of one Permitted Asset into another;

(xvii) enter into (other than as contemplated or required under the Transaction Agreements), modify or terminate any agreement or transaction (except as permitted under the WGRAH Loan Agreement) with a Trinity Member or any Affiliate thereof, or grant any waiver or consent in connection therewith;

(xviii) amend the Certificate or amend the Trinity Company Agreement;

(xix) issue, sell or repurchase any Trinity Membership Interest, except as expressly set forth in the Trinity Company Agreement;

(xx) commence any Legal Proceeding against any Person;

(xxi) possess any Trinity Property other than for a Trinity purpose; or

(xxii) cause or permit any distributions of cash or other Trinity assets to be made to the Trinity Members other than as expressly provided in the Trinity Company Agreement.

6.3 Approval of Transaction Agreements. The Trinity Members hereby ratify, confirm and approve Trinity entering into each Transaction Agreement and performing its obligations thereunder.

6.4 Compensation and Reimbursement. The Trinity Managing Member shall not receive any compensation for managing the affairs of Trinity.

6.5 Covenants of Trinity Managing Member. The Trinity Managing Member shall:

(a) cause Trinity to comply with all Applicable Law;

(b) cause Trinity to fulfill its obligations under the Trinity Company Agreement and the Transaction Agreements to which it is a party, including payment of all Trinity Expenses;

(c) not permit Trinity to have any employees;

(d) cause Trinity to take the Trinity Required Actions in accordance with Section 6.7; and

(e) not take any action with respect to the management of Trinity that would cause Trinity to have nexus with any state other than Delaware and Texas or, subject to section 8.4, cause Trinity to be subject to any state taxes.

6.6 Trinity Operating Account. The Trinity Managing Member shall cause Trinity to maintain the Trinity Operating Account with the Trinity Custodian in accordance with the Trinity Custodian Agreement. All amounts received by Trinity from any source shall be initially deposited into the Trinity Operating Account. If Trinity receives any Early Retirement Proceeds, the Trinity Managing Member shall immediately distribute such proceeds pursuant to Section 5.3(b).

6.7 Required Actions. The Trinity Managing Member shall take or cause to be taken each of the Trinity Required Actions (as such Trinity Required Actions may be requested, and as any determinations or calculations to be made in connection therewith may be made, by the Trinity Class B Member in accordance with the Transaction Agreements) promptly (and, in any event, not later than the next succeeding Business Day) upon receipt of a written request therefore from the Trinity Class B Member, which notice shall provide in reasonable detail the Trinity Required Action to be taken. In the event that the Trinity Managing Member shall fail to take any Trinity Required Action requested by the Trinity Class B Member prior to the close of business on the next succeeding Business Day after receipt of such request, the Trinity Class B Member may, on behalf of Trinity, cause Trinity to take (or cause Trinity to direct the Trinity Custodian to take) the Trinity Required Action and in connection therewith the Trinity Class B Member (or the Trinity Custodian, as the case may be) shall have all requisite power and authority to bind Trinity for the purpose of, and to the extent of the exercise of, such Trinity Required Action.

6.8 The Trinity Custodian. Simultaneously with the execution of this Trinity Company Agreement, the Trinity Managing Member shall cause Trinity to enter into the Trinity Custodian Agreement and all other documents as may be reasonably required to be executed by Trinity in connection therewith and take such other actions as may be reasonably necessary to consummate the transactions contemplated thereby and appoint the Trinity Custodian. The Trinity Members acknowledge that the Trinity Managing Member has delegated certain responsibilities to Wells Fargo Delaware Trust Company, as Trinity Custodian pursuant to this Trinity Company Agreement, the Trinity Custodian Agreement, and the other Transaction Agreements, and agree that (x) such delegation is reasonable and appropriate under the circumstances and (y) the Trinity Managing Member shall have no responsibility or liability for errors and omissions of Wells Fargo Delaware Trust Company, as Trinity Custodian, in performing such responsibilities. The Trinity Managing Member shall instruct the Trinity Custodian to make all payments to be made on behalf of Trinity, including all payments in respect of Preferred Return, Additional Financing Costs, Pecos Transaction Costs, and other Trinity Expenses in accordance with the Trinity Custodian Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of the Trinity Members. Subject to the limitations set forth in Section 7.5, each of the Trinity Class A Member and Trinity (each of the foregoing Persons being an “Indemnitor”) hereby agrees jointly and severally, to the fullest extent permitted by Applicable Law, (i) to indemnify and hold harmless each Indemnified Person, and the Liquidator, or any receiver or trustee of Trinity (in the case of the Liquidator, receiver or trustee, solely to the extent of Trinity Property) shall indemnify and hold harmless, each Indemnified Person from and against, and (ii) to pay on an After-Tax Basis, all Expenses (the Expenses, on an After-Tax Basis, being collectively referred to as “Trinity Indemnified Amounts”) that may be incurred or realized by or asserted against such Indemnified Person, relating to, growing out of or resulting from:

(a) Trinity Obligations. Any failure by Trinity to perform or observe each of its covenants and obligations under the Trinity Company Agreement or any other Transaction Agreement to which it is a party (collectively, the “Covered Documents”), including Trinity Indemnified Amounts resulting from or arising out of or in connection with enforcement of the Covered Documents (or determining whether or how to enforce any Covered Documents, whether through negotiations, legal proceedings or otherwise), or responding to any subpoena or other legal process or informal investigative demand in connection herewith or therewith; or

(b) Representations and Warranties. Any inaccuracy in, or any breach of, any written certification, representation or warranty made by or on behalf of Trinity in any Covered Document or in any written report or certification required hereunder or under any other Covered Document, in each case (i) if but only if such certification, representation or warranty is made as of a specific date, as of the date as of which the facts stated therein were certified, represented or warranted and (ii) in all other cases, as of any date or during any period to which such certification, representation or warranty may be applicable; or

(c) Investigations; Litigation; Proceedings. Any investigation, litigation or Legal Proceeding, whether or not such Indemnified Person is a party thereto, that (i) relates to, grows out of, or results from any action, or omission, or alleged action or omission, by or on behalf of or attributable to Trinity and (ii) would not have resulted in Trinity Indemnified Amounts incurred or realized by or asserted against such Indemnified Person but for the Transaction Agreements or the transactions thereunder or contemplated thereby.

7.2 Indemnification for Registration and Business Qualification Requirements. Subject to the limitations set forth in Section 7.5, each Indemnitor shall indemnify and save harmless (in the case of a receiver or trustee, to the extent of Trinity Property) each Indemnified Person from and against, and pay to each Indemnified Person, all Trinity Indemnified Amounts with respect to such Indemnified Person resulting from (i) to the extent required hereunder, the need to register, file any notice or other document, or pay any amount to any Governmental Authority in order to market or Transfer any Trinity Class B Membership Interests, or (ii) the failure of the Trinity Class B Member or any other Indemnified Person to qualify to do business in any state (other than Delaware) or other jurisdiction in which the Trinity Class B Member or a direct or indirect member, partner, shareholder or other equity holder of the Trinity Class B Member would not be required to qualify to do business but for its being a Trinity Class B Member, or a direct or indirect member, partner, shareholder or other equity holder of the Trinity Class B Member.

7.3 Liquidator Indemnification. Subject to the limitations set forth in Section 7.5, Trinity, or in the event that the liquidation of Trinity has been completed, the Trinity Class A Member, shall indemnify and save harmless each Indemnified Person from and against, and pay to each Indemnified Person, all Trinity Indemnified Amounts incurred on behalf of Trinity by each Indemnified Person or otherwise incurred, realized by or asserted against each Indemnified Person, in connection with any disposition of Trinity Property or the liquidation of Trinity, or by reason of any act performed or omitted to be performed by any Indemnified Person in connection therewith, including reasonable attorneys’ fees incurred by each Indemnified Person in connection with the defense of any litigation or other proceeding based on any such act or omission, or alleged act or omission, or any other investigation, litigation or proceeding, whether or not such Indemnified Person is a party thereto, arising in connection with any such disposition or liquidation, and including any indemnity claims against the Liquidator arising under Section 7.1.

7.4 Survival of Indemnification Obligations. All indemnities provided for in the Trinity Company Agreement shall survive the Transfer of any Trinity Membership Interest and the liquidation of Trinity. After any such Transfer or liquidation, the provisions of this Article VII shall inure to the benefit of each Transferring Member with respect to Trinity Indemnified Amounts arising in respect of the period during which such Transferring Member was a Trinity Member (including with respect to actions taken or omitted to be taken, and events occurring and circumstances existing, during such period).

7.5 Limitations on Indemnification Obligations. The indemnities provided in Section 7.1, Section 7.2, and Section 7.3 shall be subject to the following limitations:

(a) Limitation by Law. Such sections shall be enforced only to the maximum extent permitted by Applicable Law.

(b) Misconduct, Etc. No Indemnified Person shall be indemnified or held harmless for, and no Indemnitor shall have any liability with respect to any Indemnified Person for or in respect of, any Expenses to the extent caused by or resulting from (i) the actual fraud, willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons or (ii) any inaccuracy in, or breach of, any written certification, representation or warranty made by such Indemnified Person or any of its Related Persons in any Transaction Agreement or in any written report or certification required under any Transaction Agreement (unless and to the extent such inaccuracy or breach is attributable to any written information provided by Anadarko or its Affiliates), in each case under this clause (ii) (A) if, but only it such certification, representation or warranty is made as of a specific date, as of the date as of which the facts stated therein were certified, represented or warranted and (B) in all other cases, as of any date or during any period to which such certification, representation or warranty may be applicable.

(c) No Duplication. Trinity Indemnified Amounts under this Article VII shall be without duplication of any amounts payable under indemnification provisions of any other Transaction Agreement or other agreement or any amounts actually paid thereunder.

7.6 Payments; No Reduction of Capital Account. Any amounts subject to the indemnification provisions of this Article VII shall be paid by the applicable Indemnitor within five Business Days following demand therefor, accompanied, as may be appropriate in the context, by supporting documentation in reasonable detail. Payments to a Trinity Member pursuant to this Article VII shall not reduce the Capital Account of such Trinity Member. To the extent Trinity is required to indemnify any Indemnified Person hereunder, each such Indemnified Person shall be a creditor of Trinity to the extent of the Trinity Indemnified Amounts owing to such Indemnified Person hereunder from time to time. Payment shall be made to the bank account or at another location as such Indemnified Person shall designate in writing or as is expressly required under any Transaction Agreement the obligations under which are the subject of any such payment, not later than 1:00 p.m. (New York City time) on the date for such payment in immediately available funds.

7.7 Procedural Requirements.

(a) Notice of Claims. Any Indemnified Person that proposes to assert a right to be indemnified under this Article VII will, promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Person in respect of which a claim is to be made against the relevant Indemnitor under this Article VII (a “Trinity Indemnified Proceeding”), or the incurrence or realization of Trinity Indemnified Amounts in respect of which a claim is to be made against such

Indemnitor under this Article VII, notify such Indemnitor of the commencement of such Trinity Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all papers served and claims made, but the failure so to notify such Indemnitor promptly of any such Trinity Indemnified Proceeding or incurrence or realization shall not relieve (i) such Indemnitor from any liability that it may have to such Indemnified Person under this Article VII or otherwise, except, as to such Indemnitor’s liability under this Article VII, to the extent, but only to the extent, that such Indemnitor shall have been prejudiced by such omission or (ii) any other Indemnitor from liability that it may have to any Indemnified Person under the Transaction Agreements.

(b) Defense of Proceedings. In case any Trinity Indemnified Proceeding shall be brought against any Indemnified Person and it shall notify the relevant Indemnitor of the commencement thereof, such Indemnitor shall be entitled to participate in, and to assume the defense of, such Trinity Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Person, and after notice from such Indemnitor to such Indemnified Person of such Indemnitor’s election so to assume the defense thereof and the failure by such Indemnified Person to object to such counsel within ten Business Days following its receipt of such notice, such Indemnitor shall not be liable to such Indemnified Person for legal or other expenses incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Person reasonably necessary in connection with the defense thereof. Such Indemnified Person shall have the right to employ its counsel in any such Trinity Indemnified Proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless:

(i) the employment of counsel by such Indemnified Person at the expense of such Indemnitor has been authorized in writing by such Indemnitor (which authorization shall not be unreasonably withheld or delayed);

(ii) such Indemnified Person shall have reasonably concluded in its good faith (which conclusion shall be determinative unless a court determines that conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between such Indemnitor and such Indemnified Person in the conduct of the defense of such Trinity Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Person (it being agreed that in any case referred to in this clause (ii), such Indemnitor shall not have the right to direct the defense of such Trinity Indemnified Proceeding on behalf of the Indemnified Person);

(iii) such Indemnitor shall not have employed counsel reasonably acceptable to the Indemnified Person, to assume the defense of such Trinity Indemnified Proceeding within a reasonable time after notice of the commencement thereof (provided, however, that this clause (iii) shall not constitute a waiver of any conflict of interest which may arise with respect to any such counsel); or

(iv) any counsel employed by such Indemnitor shall fail to timely commence or maintain the defense of such Trinity Indemnified Proceeding, in each of which cases the fees and expenses of counsel for such Indemnified Person shall be at the expense of such Indemnitor; provided, that without the prior written consent of such Indemnified Person, such Indemnitor shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Trinity Indemnified Proceeding, unless such settlement, compromise or consent or related judgment includes an unconditional release of such Indemnified Person from all liability for Expenses arising out of such claim, action, investigation, suit or other legal proceeding. No Indemnified Person shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Trinity Indemnified Proceeding in respect of which any payment would result hereunder or under the other Transaction Agreements without the prior written consent of such Indemnitor, such consent not to be unreasonably withheld or delayed. Only one counsel shall be retained by all Indemnified Persons with respect to any Trinity Indemnified Proceeding, unless counsel for any Indemnified Person reasonably concludes in good faith (which conclusion shall be determinative unless a court determines that conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between such Indemnified Person and one or more other Indemnified Persons in the conduct of the defense of such Trinity Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Person (it being agreed that in any case referred to in this sentence such Indemnified Person may retain separate counsel together with all other Indemnified Persons subject to the same conflict of interest or sharing such additional defenses, claims, counterclaims or causes of action).

The foregoing Indemnities shall expressly include any Trinity Indemnified Amounts attributable to the ordinary, sole or contributory negligence of any Indemnified Person.

ARTICLE VIII

TAXES

8.1 Tax Returns. The Trinity Tax Matters Member shall cause to be prepared and filed all necessary federal and state tax returns for Trinity, including making the elections described in Section 8.2. Upon written request by Trinity, each Trinity Member shall furnish to Trinity all pertinent information in its possession relating to Trinity operations that is necessary to enable Trinity’s tax returns to be prepared and filed. All returns filed by Trinity in respect of federal, state and local income taxes shall be filed on the basis that Trinity is a partnership for federal, state and local income tax purposes unless otherwise (i) required by Applicable Law; or (ii) unanimously agreed by all Trinity Members. The Trinity Members shall take all steps pursuant to Applicable Law in order to achieve partnership classification for Trinity for federal, state and local income tax purposes and, in this connection, the Trinity Class B Member will join in the making of any election requested in good faith by the Trinity Class A Member in furtherance of this objective; provided, that any such election could not reasonably be expected to reduce the amount or change the timing, treatment, or character of the receipts of any payments expected to be received by the Trinity Class B Member.

8.2 Tax Elections. Trinity shall make the following elections on the appropriate tax returns:

(a) to adopt the accrual method of accounting;

(b) an election pursuant to section 754 of the Code;

(c) to elect to deduct the organizational expenses of Trinity as permitted by Section 709(b) of the Code;

(d) to elect to deduct the start-up expenditures of Trinity as permitted by Section 195(b) of the Code; and

(e) any other election that the Trinity Members may deem appropriate and in the best interests of Trinity or Trinity Members, as the case may be.

Neither Trinity nor any Trinity Member may make an election for Trinity to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of the Trinity Company Agreement shall be construed to sanction or approve such an election.

8.3 Trinity Tax Matters Member. The “Tax Matters Member” of Trinity pursuant to section 6231(a)(7) of the Code shall be the Trinity Managing Member. The Trinity Tax Matters Member shall take such action as may be necessary to cause each Trinity Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Trinity Member of all significant matters that may come to its attention in its capacity as Trinity Tax Matters Member by giving written notice thereof promptly, and in no event later than the third Business Day after becoming aware thereof, and, within that time, shall forward to each other Trinity Member copies of all significant written communications it may receive in that capacity. The Trinity Tax Matters Member may not take any action contemplated by sections 6222 through 6231 of the Code without the consent of the Trinity Members, but this sentence does not authorize the Trinity Tax Matters Member to take any action left to the determination of an individual Trinity Member under sections 6222 through 6231 of the Code. The Trinity Tax Matters Member shall provide any Trinity Member, upon request, access to all accounting and tax information, workpapers and schedules related to Trinity. The Trinity Tax Matters Member shall make regular and current reports to the Trinity Class B Member on the status of all representations of Trinity and the Trinity Members before taxing authorities and courts of competent jurisdiction. Furthermore, without the prior written consent of the Trinity Class B Member (which consent shall not be unreasonably withheld), the Trinity Tax Matters Member may not enter into any agreements or documents that would affect the amount, timing, treatment or character of any items of income, gain, loss, deduction or credit allocated to, or otherwise realized by, the Trinity Class B Member.

8.4 State Taxes. Subject to the limitations provided in Section 6.5(f), to the extent Trinity is subject to any state taxes, including, without limitation, state taxes imposed by Texas, the Trinity Class A Member shall contribute the amount of such taxes to Trinity and shall cause Trinity to pay such taxes on a timely basis.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.1 Maintenance of Books; Audit Firm.

(a) The Trinity Managing Member shall keep books and records of accounts for Trinity. The books of account for Trinity shall be maintained on an accrual basis in accordance with the terms of the Trinity Company Agreement and GAAP, except that the Capital Accounts of the Trinity Members shall be maintained in accordance with Section 4.3. The accounting year of Trinity shall be the calendar year.

(b) Trinity shall engage an external audit firm that is registered with the Public Company Accounting Overnight Board pursuant to Section 102 of the Sarbanes-Oxley Act of 2002, as amended, which audit firm may be the same audit firm as the audit firm engaged by Anadarko with respect to the auditing of Anadarko’s financial statements.

(c) Any Trinity Member or any agents or representatives of such Trinity Member, at Trinity’s expense, may visit and inspect any of the properties of Trinity and examine any information it may reasonably request from Trinity’s financial and operating records and books of account of Trinity; and discuss the affairs, finances and accounts of Trinity with the Trinity Managing Member and the officers of the Trinity Managing Member, all at such reasonable times (i.e., during normal business hours, at reasonable intervals and upon reasonable notice) and, other than during the continuance of any Notice Event, Termination Event, Anadarko Event, Liquidating Event, or Incipient Event at such reasonable intervals, as such Trinity Member or any agents or representatives of such Trinity Member may reasonably request for purposes related to this Trinity Company Agreement. In addition, any Trinity Member may discuss the affairs, finances and accounts of Trinity with the independent accountants of Trinity at reasonable intervals and with the knowledge of the Trinity Managing Member where feasible.

9.2 Financial Statements and Reports.

(a) Within 60 days after the end of each Fiscal Quarter of Trinity (except the last quarter of the Fiscal Year), Trinity shall provide to each Trinity Member (i) an unaudited copy of (A) a balance sheet of Trinity as of the end of such Fiscal Quarter, (B) an income statement of Trinity for such Fiscal Quarter and the Fiscal Year to date and (C) a statement of cash flows of Trinity for such Fiscal Quarter and (ii) a compliance certificate in a form reasonably acceptable to the Trinity Class B Member, signed by a senior financial officer of the Person that ultimately Controls the Trinity Managing Member.

(b) Within 120 days after the end of each Fiscal Year of Trinity, Trinity shall provide to each Trinity Member (i) an audited copy of (A) a balance sheet of Trinity as of the end of such Fiscal Year, (B) an income statement of Trinity for such Fiscal Year, (C) a statement of cash flows of Trinity for such Fiscal Year, and (D) an audit report thereon of Trinity’s certified public accountants and (ii) a compliance certificate, in a form reasonably acceptable to the Trinity Class B Member, signed by a senior financial officer of the Person that ultimately Controls the Trinity Managing Member.

(c) Trinity will promptly deliver to each Trinity Member a copy of each notice or report delivered to it pursuant to any Transaction Agreement.

(d) In addition to the obligations under Sections 9.2(a), (b) and (c), the Trinity Managing Member shall timely prepare and deliver to any Trinity Member, upon such Trinity Member’s reasonable request, all of such additional financial statements, notes thereto and additional financial information with respect to Trinity as may be required in order for such Trinity Member or its Affiliate to comply with any reporting requirements under (i) the Securities Act, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system.

(e) The Trinity Managing Member shall use commercially reasonable efforts to cause Trinity’s external audit firm to consent (i) to the inclusion or incorporation by reference of its audit opinion with respect to the audited financial statements of Trinity referred to in Section 9.2(b) to the extent such audited financial statements are required to be included in any registration statement, prospectus, offering memorandum, report or other document of a Trinity Member or an Affiliate of a Trinity Member in order to comply with the reporting requirements referred to in Section 9.2(d) and (ii) perform a review of the unaudited financial statements of Trinity pursuant to the Statement on Auditing Standards No. 100 (Interim Financial Information) (or any successor statement related to the topic of accountants’ comfort letters) that is included in any such registration statement, prospectus, offering memorandum, report or other document of a Trinity Member or an Affiliate of a Trinity Member in order to comply with the reporting requirements referred to in Section 9.2(d). The Trinity Managing Member shall execute and deliver to the external audit firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are subject of a review pursuant to Statement of Accounting Standards No. 100 (Interim Financial Information) (or any successor statement related to the topic of accountants’ comfort letters), as may be reasonably requested by its external audit firm with respect to any such financial statements. The Trinity Managing Member shall use commercially reasonable efforts to cause the external audit firm to deliver a comfort letter in form and substance customary with respect to offerings of securities registered under the Securities Act with respect to any such financial statements and any other financial information related to Trinity that is included in a registration statement, prospectus or offering memorandum related to an offering of securities of the type for which comfort letters are customarily provided to the underwriters or initial purchasers in connection therewith.

(f) Promptly following receipt from WGRAH (and in no event more than two Business Days thereafter), the Trinity Managing Member shall distribute to the Trinity Members a copy of all notices, reports, and other information received from WGRAH pursuant to or relating to the WGRAH Loan Documents.

(g) The Trinity Managing Member shall deliver to the Trinity Members a notice of the occurrence of any Liquidating Event, Termination Event, Anadarko Event, Notice Event or Incipient Event promptly, but in any event no later than three Business Days after a Responsible Officer of the Trinity Managing Member or Anadarko has actual knowledge of such occurrence or such event becomes generally publicly known, and a notice setting forth details of the actions that the Trinity Managing Member or Anadarko has taken or proposes to take with respect thereto within ten Business Days after such Responsible Officer obtains actual knowledge of such event or after such event becomes generally publicly known.

9.3 Tax Statements. On or before the last day of March during the existence of Trinity, the Trinity Managing Member shall furnish to each Trinity Member all information reasonably necessary or appropriate to file its respective tax reports, including its Schedule K-1, apportionment schedules for the immediately preceding tax year. In addition, to the extent reasonably possible, the Trinity Managing Member will cause each Trinity Member to be provided with estimates of all such information on or before the first day of February each year.

9.4 Accounts. The Trinity Managing Member shall establish and maintain the Trinity Operating Account with the Trinity Custodian. The Trinity Managing Member shall not establish or maintain any other bank and investment accounts or arrangements for Trinity funds. Trinity’s funds shall not be commingled with the funds of any other Person.

ARTICLE X

ADDITIONAL MATTERS

10.1 Sponsor Purchase Option. The Trinity Members acknowledge that, pursuant to the Sponsor Option Agreement, Anadarko (or its assignee or deignee as permitted therein) has the right to purchase the Trinity Class B Member’s entire Trinity Class B Membership Interest without any approval or consent required from the Trinity Class A Member (the “Sponsor Purchase Option”).

10.2 Redemption of Trinity Class B Membership. The Trinity Managing Member shall have the right at any time to direct Trinity to redeem the entire Trinity Class B Membership Interest upon 10 Business Days’ prior written notice thereof to the Trinity Class B Member for an amount equal to the sum of all (i) Unrecovered Capital plus (ii) the Cumulative Preferred Return Distribution Amount at the time of redemption, plus (iii) all Trinity Expenses then unpaid. Such redemption shall be accomplished pursuant to a Membership Interest Redemption

Agreement substantially in the form of that attached hereto as Exhibit C. The closing of any redemption under this Section 10.2 shall occur within 30 days following the date that Trinity is directed to redeem the Trinity Class B Membership Interest.

ARTICLE XI

DISSOLUTION, LIQUIDATION, AND TERMINATION

11.1 Liquidation.

(a) Liquidating Events. Trinity shall dissolve and commence winding up and liquidating upon, and only upon, the occurrence of a Liquidating Event.

(b) Termination Notice. At any time on or after the occurrence and during the continuance of any Notice Event, the Trinity Class B Member may elect to cause such Notice Event to result in a Termination Event by delivering to the Managing Member a notice (a “Termination Notice”) of such election. Such Termination Notice shall be effective on the Business Day it is delivered (unless stated to be effective on any other day after the day of delivery) to the Managing Member (or if such delivery day or such other day is not a Business Day, the immediately following Business Day) (the date of such effectiveness being the “Termination Notice Effective Date”). Any such Termination Notice may be rescinded by the Trinity Class B Member giving such Termination Notice prior to the Termination Notice Effective Date by delivery of a rescission notice to the Managing Member.

11.2 Winding Up.

(a) Distribution of Assets. Upon the occurrence of a Liquidating Event, Trinity shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Trinity Members, and no Trinity Member shall take any action with respect to Trinity that is inconsistent with the winding up of Trinity’s business and affairs; provided, that all covenants contained in the Trinity Company Agreement and obligations provided for in the Trinity Company Agreement shall continue to be fully binding upon the Trinity Members until the Trinity Property has been distributed pursuant to this Section 11.2 and the Certificate has been cancelled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of Trinity (including taking any actions required by Section 11.9), shall take full account of Trinity’s liabilities and the Trinity Property, and, subject to Section 11.2(c), shall cause the Trinity Property or the proceeds from the disposition thereof and the proceeds from the repayment of the WGRAH Note, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Applicable Law, in the following order:

(i) First, as provided in Section 18-804(a)(1) of the Act; and

(ii) Second, the balance, if any, to the Trinity Members in an amount equal to their Capital Account balances, after giving effect to all contributions, distributions, and allocations made for all periods through the end of the Liquidation Period; provided, that, at the option of the Trinity Class B Member, cash (as opposed to other property) shall be first applied and distributed to the Trinity Class B Member and second to the Trinity Class A Member.

(b) Reserves. Subject to Section 11.2(c), in the reasonable good faith discretion of the Liquidator, with the consent of the Trinity Class B Member, a portion (determined in the manner provided below) of the distributions that would otherwise be made to the Trinity Members pursuant to Section 11.2(a) may be:

(i) Distributed to a trust established solely for the purposes of liquidating Trinity Property, collecting amounts owed to Trinity, and paying any reasonably anticipated contingent or unforeseen liabilities or obligations of Trinity arising out of or in connection with Trinity. The assets of any such trust shall be distributed from time to time, in the reasonable good faith discretion of the Liquidator, in the same order of priority as the amount distributed to such trust by Trinity would otherwise have been distributed to the Trinity Members pursuant to Section 11.2(a); or

(ii) Withheld to provide a reasonable reserve for reasonably anticipated Trinity liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to Trinity; provided, that such withheld amounts shall be distributed pursuant to Section 11.2(a) as soon as practicable.

The portion of the Distributions that would otherwise have been made to each of the Trinity Members that is instead distributed to a trust pursuant to Section 11.2(b)(i) or withheld to provide a reserve pursuant to Section 11.2(b)(ii) shall be determined in the same manner as the expense or deduction that would have been allocated if Trinity had realized an expense equal to such amounts immediately prior to a distribution being made pursuant to Section 11.2(a).

(c) Distribution Upon an Anadarko Credit Event. In the event that a Liquidating Event occurs as the result of an Anadarko Credit Event, (i) the WGRAH Note and the WRGAH Advance Documents will be immediately distributed to the Trinity Class B Member, (ii) all other Trinity Property will be placed into a trust in accordance with the procedures set forth in Section 11.2(b), and (iii) Trinity shall grant the Trinity Class B Member a security interest in the trust and the proceeds therefrom to secure Trinity’s obligation to make payments to the Trinity Class B Member pursuant to Section 11.2(a), to the extent that such payments are necessary following liquidation by the Trinity Class B Member of the Trinity Property distributed to it pursuant to Section 11.2(c)(i).

11.3 Restoration of Deficit Capital Accounts. Notwithstanding anything in the Trinity Company Agreement to the contrary, if a Liquidating Event has occurred and Trinity is wound up in accordance with Section 11.2, no Trinity Member shall be obligated to make any Capital Contributions to Trinity in respect of a deficit balance in its Capital Account, and such deficit shall not be considered to be a debt owed to Trinity or to any other Person for any purpose whatsoever.

11.4 Rights of Members. Each Trinity Member shall look solely to the Trinity Property for the return of its Capital Contribution and, except as otherwise provided in Section 11.10, shall have no right or power to demand or receive property other than cash, from Trinity.

11.5 Occurrence of Liquidating Event.

(a) A “Liquidating Event” will occur (the date of such occurrence being the “Liquidation Start Date”) on the earlier of (i) first Business Day occurring immediately after the expiration of the Purchase Option Period following the occurrence of a Termination Event or (ii) the occurrence of any event which requires dissolution of Trinity under the Act.

(b) The Trinity Members hereby agree that Trinity shall not be dissolved or required to be wound up notwithstanding the occurrence of an event that caused the last Trinity Member to cease to be a Trinity Member, if within ninety (90) days after such event the Personal Representative (as defined in the Act) of such last remaining Trinity Member agrees in writing to continue the business of Trinity and to the admission, effective as of the date of such event, of one or more additional Trinity Members.

11.6 Allocations and Distributions During Period of Liquidation. During the Liquidation Period, the Trinity Members shall continue to share Profits, Losses and other items of Trinity income, gain, loss or deduction in the manner provided in Article V and Preferred Return, distributions and other payments shall continue to be made as set forth in Article V. In addition, the Liquidator, in its sole discretion, may make cash distributions to the Trinity Class B Member at any time.

11.7 Character of Liquidating Distributions. All payments made in liquidation of Trinity Membership Interests shall be made in exchange for the interest of such Trinity Member in Trinity Property pursuant to Section 736(b)(1) of the Code, including the interest of such Trinity Member in Trinity goodwill.

11.8 The Liquidator.

(a) Definition. The “Liquidator” shall mean (i) in the event that a liquidation of Trinity results from a Termination Event described in clause (d) of the definition of Termination Event, the Trinity Class A Member or any other Affiliate of Anadarko appointed as Liquidator by the Trinity Class A Member; provided, however, that, if the Collection Date does not occur within 30 days after the Liquidation Start Date, then the Liquidator shall be appointed by the Trinity Class B Member upon written notice to the Trinity Class A Member and (ii) in any other circumstance, any other Person appointed as Liquidator by the Trinity Class B Member.

The Trinity Class B Member (or the Trinity Class A Member if it may then appoint the Liquidator) may appoint an appointee to be Liquidator prior to the Liquidation Start Date by delivering written notice of such appointment to the other Trinity Members. Any such appointment may be subsequently withdrawn by similar written notice.

The Liquidator shall have the rights set forth in Section 18-803(b) of the Act and exclusively shall have the rights, power and authority of the Managing Member necessary or appropriate in its discretion to effect the dissolution, winding up and liquidation of Trinity. In furtherance of the foregoing and not as a limitation, the Liquidator shall have the authority to enter into any agreement or incur obligations on behalf of Trinity to the extent necessary, in its sole judgment, to facilitate the liquidation of Trinity and the marshalling or collection of its assets, including, without limitation, the authority to engage sales agents or other professional advisors on market terms. The actions of the Liquidator shall for all purposes be the actions of Trinity.

(b) Fees and Expenses. Trinity is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XI and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services, including costs and expenses of counsel, accountants, sales agents and other professional advisors to the Liquidator.

(c) Resignation of Liquidator. At any time any Liquidator may, in its discretion, resign as Liquidator and the Trinity Class B Member shall appoint a replacement Trinity Liquidator pursuant to Section 11.8(a).

(d) Notification to the Trinity Custodian. The Trinity Class B Member shall notify the Trinity Custodian of the identity of the Liquidator and any change in the identity of the Liquidator.

11.9 Liquidation Procedures. Upon the occurrence of the Liquidation Start Date, the Liquidator shall commence the winding up of Trinity’s business and in so doing shall, among other things, cause the following to occur:

(a) Demand under the WGRAH Loan Documents. The Liquidator shall accelerate and demand payment in full under the WGRAH Loan Documents and take all necessary action in furtherance thereof and to enforce such payment.

(b) Sale of Trinity Property. The Liquidator shall commence the sale and/or liquidation of the Trinity Property. Trinity shall comply with all Applicable Law and all applicable transfer restrictions, except to the extent that such transfer restrictions shall be waived or any transfer shall be consented to by any relevant parties. The Liquidator shall sell and/or liquidate the Trinity Property in a commercially reasonable manner in order to maximize the proceeds of such sale and/or liquidation.

(c) Reporting Requirement. As soon as practicable but in any event not later than the fifth Business Day after the Liquidation Start Date, the Trinity Managing Member shall instruct the Trinity Custodian to prepare and deliver to the Trinity Class B Member a notice stating: (i) the amount of cash held by the Trinity Custodian (including any cash received upon demand under the WGRAH Loan Agreement and from the sale of any Trinity Property) and (ii) the face value less unamortized discount, if any, of any Cash Equivalents (other than cash) held by the Trinity Custodian.

(d) Audit Report. If, following completion of the Liquidation Period, the Unrecovered Capital of the Trinity Class B Member is greater than zero, then not later than 120 days after the last day of the Liquidation Period, the Trinity Class A Member shall cause to be delivered to each Trinity Member an audited statement of the Trinity Members’ Capital Accounts and, a balance sheet reflecting Fair Market Values of the Trinity Property, each as of such last day, together with a report of a nationally recognized accounting firm stating that such statement and balance sheet were prepared and fairly stated in accordance with this Trinity Company Agreement.

(e) Liquidating Distributions. All distributions to be made pursuant to Section 11.2 shall be made by the Liquidator from time to time immediately upon receipt of any proceeds of the liquidation of Trinity Property, but in any event not later than the last day of the Liquidation Period.

(f) Discretion to Sell. Except to the extent otherwise expressly provided herein, the Liquidator shall have the discretion to dispose of Trinity Property in any manner in its sole discretion.

11.10 Form of Liquidating Distributions to Trinity Members. For purposes of making distributions required by Section 11.2, the Liquidator may determine whether to distribute to the Trinity Members all or any portion of the Trinity Property in kind or to sell or otherwise liquidate all or any portion of the Trinity Property and distribute the proceeds therefrom; provided, that the Liquidator shall not, without the prior written consent of the Trinity Class B Member, distribute Trinity Property other than cash to the Trinity Class B Member. Following the payment in full in cash of all amounts due and payable to the Trinity Class B Member hereunder, and if requested by the Trinity Class A Member, distributions in kind of the Trinity Property shall be made to the Trinity Class A Member.

ARTICLE XII

AMENDMENT OF THE TRINITY COMPANY AGREEMENT

12.1 Amendments to be Adopted by Trinity. Each Trinity Member agrees that the Trinity Managing Member, in accordance with and subject to the limitations contained in Article VI, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

(a) a change in the name of Trinity, the location of the principal place of business of Trinity or the registered agent or office of Trinity;

(b) admission or substitution of Trinity Members in accordance with this Trinity Company Agreement;

(c) an amendment that is necessary, in the opinion of counsel, to qualify or continue the qualification of Trinity as a limited liability company under the Applicable Law of any state or that is necessary or advisable in the opinion of the Trinity Managing Member to ensure that Trinity will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d) an amendment that is necessary, in the opinion of counsel, to prevent Trinity or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; and

12.2 Amendment Procedures. Except as provided in Section 12.1, amendments, restatements and corrections to, and waivers of any provisions of and cancellation of, the Trinity Company Agreement may be proposed by any Trinity Member by notice to Trinity and each other Trinity Member. Following such proposal, the Trinity Class A Member on behalf of Trinity shall submit to the Trinity Members a verbatim statement of any proposed amendment, restatement, correction, waiver, or cancellation and shall seek the written vote of the Trinity Members thereon or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. Except as provided in Section 12.1, a proposed amendment, restatement, correction, waiver, or cancellation shall be adopted and be effective as an amendment, restatement, correction, waiver, or cancellation of the Trinity Company Agreement only if such amendment, restatement, correction, waiver, or cancellation receives the affirmative vote of all the Trinity Members.

ARTICLE XIII

MEMBERSHIP INTERESTS

13.1 Certificates. Trinity Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Trinity Managing Member.

13.2 Registered Holders. Trinity shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Trinity Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Trinity Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Applicable Law.

13.3 Security. For purposes of providing for Transfer of, perfecting a Lien in, and other relevant matters related to a Trinity Membership Interest, the Trinity Membership Interest will be deemed to be a “security” subject to the rules set forth in Chapters 8 and 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the States of New York or Texas or any other relevant jurisdiction.

13.4 Power of Attorney.

(a) Each Trinity Member hereby makes, constitutes, and appoints the Trinity Managing Member and, effective as of the Liquidation Start Date, the Liquidator, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (i) all certificates of Trinity, amended name or similar certificates, and other certificates and instruments (including counterparts of the Trinity Company Agreement in the form identical to the original counterpart thereof manually executed by such Trinity Member (as amended, restated or modified in accordance with clause (ii) below)) that the Trinity Managing Member or Liquidator may deem necessary to be filed by Trinity under the laws of the State of Delaware or any other state or jurisdiction in which Trinity is doing or intends to do business approved by the Trinity Members; (ii) any and all amendments, restatements or modifications to the Trinity Company Agreement and the instruments described in clause (i), as now or hereafter amended, which the Trinity Managing Member or the Liquidator may deem necessary to effect a change or modification of Trinity in the form approved by the Trinity Members in accordance with the terms of this Trinity Company Agreement, including amendments, restatements or modifications to reflect (A) the exercise by any Trinity Member of any power granted to it under the Trinity Company Agreement, (B) any amendments adopted by the Trinity Members in accordance with the terms of the Trinity Company Agreement, (C) the admission of any Substituted Member and (D) the disposition by any Trinity Member of its Trinity Membership Interest; (iii) all certificates of cancellation and other instruments that the Trinity Managing Member or Liquidator deems necessary or appropriate to effect the dissolution and termination of Trinity pursuant to the terms of the Trinity Company Agreement; and (iv) any other instrument that is now or may hereafter be required by Applicable Law to be filed on behalf of Trinity or is deemed necessary by the Trinity Managing Member or Liquidator to carry out fully the provisions of the Trinity Company Agreement in accordance with its terms, provided, that nothing in this Section 13.4 shall authorize or be deemed to authorize any such attorney-in-fact to take any action for or in the name, place or stead of any Trinity Member, or otherwise referred to in this Section 13.4 with respect to any Trinity Member, to the extent such action requires the consent of such Trinity Member pursuant to the terms of the Trinity Company Agreement and such Trinity Member has not so consented. Each Trinity Member authorizes each such attorney-in-fact to take any further action that such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Trinity Member might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

(b) The power of attorney granted pursuant to this Section 13.4:

(i) Is a special power of attorney coupled with an interest and is irrevocable;

(ii) May be exercised by any such attorney-in-fact by listing the Trinity Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Trinity Members; and

(iii) Shall survive and not be affected by the subsequent Bankruptcy, dissolution, or cessation of existence of a Trinity Member and shall survive the delivery of a permitted assignment by a Trinity Member of the whole or a portion of its Trinity Membership Interest (except that where the assignment is of all of such Trinity Member’s Trinity Membership Interest in Trinity and the Transferee is admitted as a Substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Trinity Member’s or assignee’s successors and assigns.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Entire Agreement; Supersedure. The Trinity Company Agreement constitutes the entire agreement and supersedes (i) all prior oral or written proposals or agreements, (ii) all contemporaneous oral proposals or agreements and (iii) all previous negotiations and all other communications or understandings between the Parties with respect to the subject matter hereof, but excluding the Transaction Agreements and the other documents and instruments executed in connection with each of them.

14.2 Waivers. Neither action taken (including any investigation by or on behalf of any Party) nor inaction pursuant to the Trinity Company Agreement, shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Party of a particular right, including breach of any provision of the Trinity Company Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

14.3 Binding Effect. Except as otherwise provided in the Trinity Company Agreement, every covenant, term and provision of the Trinity Company Agreement shall be binding upon the Trinity Members and inure to the benefit of the Trinity Members and each Indemnified Person and their respective permitted successors, transferees, and assigns (including any assignee for security purposes or Person holding a security interest). The Trinity Company Agreement and the rights and obligations hereunder may not be assigned to any Person, other than a Transferee permitted in accordance with Article III, without the prior written Unanimous Consent of the Trinity Members.

14.4 Governing Law; Severability.

(a) THE TRINITY COMPANY AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) In the event of a direct conflict between the provisions of the Trinity Company Agreement and any mandatory provision of the Act or Applicable Law, the applicable provision of the Act or other Applicable Law, as the case may be, shall control. If any provision of this Trinity Company Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of the Trinity Company Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Act or other Applicable Law, as the case may be. The preceding sentence of this Section shall be of no force or effect if the consequence of enforcing the remainder of the Trinity Company Agreement without such illegal or invalid term or provision would be to cause any Trinity Member to lose the benefit of its economic bargain.

14.5 Further Assurances. Subject to the terms and conditions set forth in the Trinity Company Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Applicable Law and regulations to consummate and make effective the transactions contemplated by the Trinity Company Agreement. In case, at any time after the execution of the Trinity Company Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

14.6 Exercise of Certain Rights. No Trinity Member shall maintain any action for partition of the property of Trinity. No Trinity Member shall maintain any action for dissolution and liquidation of Trinity other than as set forth herein.

14.7 Notice to Trinity Members of Provisions of the Trinity Company Agreement. By executing the Trinity Company Agreement, each Trinity Member acknowledges that it has actual notice of all of the provisions of the Trinity Company Agreement. Each Trinity Member hereby agrees that the Trinity Company Agreement constitutes adequate notice of all such provisions.

14.8 Counterparts. The Trinity Company Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

14.9 Checks, Notes and Contracts. Checks and other orders for the payment of money shall be signed by such Person or Persons as the Trinity Managing Member shall from time to time determine. To the extent permitted by the Trinity Company Agreement, contracts and other instruments or documents may be signed in the name of Trinity by the Trinity Managing Member. Checks and other orders for the payment of money made payable to Trinity may be endorsed for deposit to the credit of Trinity, with a depositary authorized by resolution of the Trinity Members, by such Persons as the Trinity Members may from time to time by resolution determine.

14.10 No Third Party Beneficiaries. The provisions of the Trinity Company Agreement are for the exclusive benefit of the Trinity Members and their respective successors and permitted assigns and, solely with respect to Article VII, the Indemnified Persons described therein. Except for the foregoing, the Trinity Company Agreement is not intended to benefit or create rights in any other Person.

14.11 Notices. Except as otherwise expressly provided in the Trinity Company Agreement to the contrary, any notice required or permitted to be given under the Trinity Company Agreement shall be in writing (including telex, facsimile, telecopier or similar writing) and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice:

(a) if to Trinity, to:

WGR Asset Holding Company LLC

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attn: Treasurer

Telecopy No.: (832) 636-5029

(b) if to any Trinity Member, at the address of such Trinity Member listed on Exhibit B.

Each such notice, demand or other communication shall be effective, if given by registered or certified mail, return receipt requested, as of the third day after the date indicated on the mailing certificate, or if given by any other means, when delivered at the address specified in this Section.

14.12 Trinity Member Trademarks. Neither Trinity nor any Trinity Member shall be permitted to use any trademark owned by any other Trinity Member or its Affiliates, without the express written consent of such Trinity Member or its Affiliate or as otherwise required by Applicable Law.

14.13 Setoff. Trinity shall not be entitled to offset against any payments required to be made by it hereunder any claims that it may have against any Trinity Class B Member, and hereby waives any setoff rights that it may have in respect of any such Trinity Class B Member.

14.14 Construction. The terms of the Trinity Company Agreement are intended to embody the economic relationship among the Trinity Members and shall not be subject to modification by or conform with any actions by any Governmental Authority except as the Trinity Company Agreement may be explicitly so amended.

14.15 Waiver of Jury Trial. EACH TRINITY MEMBER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRINITY COMPANY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.16 Consent to Jurisdiction and Service of Process. The parties hereto hereby (a) consent to the non-exclusive jurisdiction of (i) the courts of the State of Delaware and (ii) the United States District Court for the District of Delaware sitting in Wilmington, Delaware and (b) and consent to service of process delivered in accordance with Section 14.11. This Section 14.16 shall not be construed as limiting a party’s ability to bring an action in any other jurisdiction or to serve process by any other legal means. Notwithstanding the foregoing to the contrary, to the fullest extent permitted by Applicable Law, the parties agree that any action brought in any court of the State of Delaware shall be brought in a court sitting in New Castle County, Delaware.

IN WITNESS WHEREOF, the Trinity Members have executed the Trinity Company Agreement as of the date first set forth in the Trinity Company Agreement.

TRINITY MEMBERS:

Trinity Associates Class A Holdings LLC

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	President and Chief Executive Officer

Signature Page for Amended and Restated Limited Liability Company Agreement of Trinity Associates LLC

PECOS INVESTORS LLC

By:	GSO Special Situations Fund LP, as a managing member

	By:	GSO Capital Partners LP, its investment manager

By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer

By:	GSO COF Facility LLC, as a managing member

	By:	GSO Capital Partners LP, its investment manager

By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer

Signature Page to Trinity Company Agreement

EXECUTION VERSION

EXHIBIT A

DEFINED TERMS

I. CONSTRUCTION

Except where the context requires otherwise, the gender of all words used in this Exhibit A includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class. All references to Articles and Sections refer to articles and sections of the document noted, and any references to Exhibits are to exhibits of the document noted, each of which is incorporated herein for all purposes. Article and section titles or headings are for convenience only and neither limit nor amplify the provisions of any agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Exhibit A unless specific reference is made to such articles, sections or subdivisions of another document or instrument. Unless the context of this Exhibit A clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Exhibit A shall refer to this Exhibit A as a whole and not any particular section or Article in which such words appear. Any reference to federal, state, local or foreign Applicable Law will be deemed also to refer to such Applicable Law as amended (including any successor statute) and all rules and regulations promulgated thereunder, unless the context explicitly requires otherwise. Any reference to this Exhibit A or any other agreement or instrument shall, unless the context explicitly requires otherwise, refer to such agreement or instrument as amended, restated, supplemented or otherwise modified from time to time. In this Exhibit A in the computation of periods of time from a specified date to a later specified date, the word or phrase “from” and “commencing on” mean “from and including” and the words or phrase “to” and “until” and “ending on” mean “to but excluding.” All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except with respect to Capital Accounts and items entering into the computation of Capital Accounts, and except to the extent otherwise specified in the terms hereof. All defined terms used within each definition herein, have the meaning set forth herein.

II. DEFINITIONS

“Acceptable Letter of Credit” means a direct-pay letter of credit in form and substance reasonably acceptable to the Pecos Collateral Agent, issued by a Person whose long-term debts, at the time of issuance of such letter of credit, are rated “A+” or better by S&P and “A1” or better by Moody’s and naming the Pecos First Lien Collateral Agent or the Pecos Second Lien Collateral Agent, as applicable, as beneficiary, drawable upon presentation of a sight draft.

“Account Collateral” has the meaning given such term in Section 2.1 of the WGRAH Security Agreement.

“Acquisition” means any transaction or any series of related transactions by which a

Person (a) acquires Midstream Assets, whether through purchase of assets, merger, or otherwise or (b) directly or indirectly acquires greater than 50% of the Capital Stock with voting rights of any other Person.

“Act” means the Delaware Limited Liability Company Act.

“Adjusted Capital Account” means the Capital Account, with respect to each Trinity Member, maintained for such Trinity Member as of the end of each taxable year of Trinity, (a) increased by any amounts that such Trinity Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5)), and (b) decreased by the items described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) through (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adverse Claim” means a claim that a claimant has a property interest in the Pecos Member Interest and that it is a violation of the rights of the claimant for another Person to hold, transfer, or deal with the Pecos Member Interest.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Person specified; provided that Trinity shall be included as an Affiliate of Anadarko.

“Affiliate Transaction” means, with respect to any Person, a payment by such Person to, or a sale, lease, transfer, or other disposition of any of its properties or assets to, or a purchase of any property or assets from, or the entry into or making or amendment of any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of such Person.

“After-Tax Basis” means, with respect to any payment to be made on an “After-Tax Basis”, that such payment will be grossed-up by the payor to make the payee whole for the net amount of additional Taxes payable as a result of the receipt or accrual of such payment and such gross-up amount (taking into account all credits or deductions attributable to the payment or accrual of such additional Taxes actually utilized by the payee). In calculating the gross-up amount, the Tax rates used shall be the highest marginal Tax rates in effect for (and payable by) the payee (or in the case of a payee that is a pass-through entity for any Tax purposes, the Persons who are required to take into account any items of income, gain, loss, deduction or credit with respect to such entity) on the date of such payment or accrual.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1 of the Trinity Company Agreement, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Anadarko” means Anadarko Petroleum Corporation, a Delaware corporation.

“Anadarko Capital Contribution Obligations” means the obligation of Anadarko to contribute capital to WGRAH pursuant to Section 5.2(n) of the Sponsor Agreement.

“Anadarko Contributions” means those Midstream Properties directly or indirectly contributed to WGRAH by Anadarko.

“Anadarko Credit Event” means that Anadarko’s long term unsecured non-credit enhanced public senior indebtedness (a) is unrated by S&P and Moody’s or (b) has been rated (i) BB- by S&P if rated by S&P and Ba3 by Moody’s if rated by Moody’s, or (ii) below BB- by S&P, or (iii) below Ba3 by Moody’s.

“Anadarko Event” means the occurrence of any of the following:

(a) Anadarko fails to pay (i) any amount payable by it under the Sponsor Option Agreement or the Sponsor Note Option Agreement when due and payable or (ii) amounts due under any Anadarko (or Affiliate) financial asset held by Trinity when due and payable, which failure (in either case) shall continue for a period of 3 Business Days after the date when such payment was to have been made;

(b) any certification, representation or warranty prepared by or furnished by or on behalf of Anadarko pursuant to any Transaction Agreement to which Anadarko is a party proves incorrect in any material respect when made or deemed made;

(c) Anadarko fails to perform or observe any material term, agreement or covenant contained in any Transaction Agreement to which Anadarko is a party, which failure shall continue unremedied for a period of 30 days after the date when such performance was due;

(d) Anadarko (or any Subsidiary) (i) shall default in the payment of principal of any Indebtedness in an aggregate principal amount in excess of $100,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created as and when the same will become due and payable and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity or (ii) shall default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, security or relating thereto, and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity;

(e) the entry of any judgment, decree, or order for the payment of money in excess of $100,000,000 is rendered against Anadarko or any Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Anadarko to enforce any such judgment;

(f) Anadarko shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;

(g) a proceeding or case shall be commenced, without the application or consent of Anadarko in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as Anadarko shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Anadarko;

(h) any Transaction Agreement to which Anadarko is a party shall cease to be the legal, valid and binding obligation of Anadarko; or

(i) Anadarko ceases to directly or indirectly own 100% of the Trinity Class A Member.

“Anadarko Material Adverse Change” means:

(a) any material adverse change in, or a material adverse effect upon, the operations, business or financial condition of Anadarko and its Subsidiaries taken as a whole;

(b) any material adverse change in the rights and remedies of Pecos under the Sponsor Agreement, or of the ability of Anadarko to perform its obligations under the Sponsor Agreement; or

(c) any material adverse change in the legality, binding effect or enforceability against Anadarko of the Sponsor Agreement.

“Anadarko Subsequent Credit Event” means the long-term senior unsecured indebtedness of Anadarko becomes unrated by S&P and Moody’s or becomes rated below BB- by S&P, if rated by S&P, or Ba3 by Moody’s, if rated by Moody’s, regardless of the other rating, if any.

“Applicable Law” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, rule, injunction, judgment, decree, order, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other official act of, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority or any arbitral tribunal, whether such Applicable Law now exists or hereafter comes into effect.

“ASCE Trigger Date” means the date upon which an Anadarko Subsequent Credit Event occurs.

“Asset Sale” means any Disposition by WGRAH or any of its Subsidiaries not constituting the Disposition of all or substantially all of the properties or assets of WGRAH and its Subsidiaries taken as a whole; provided that none of the following shall constitute an Asset Sale: (a) the sale or issuance of any of WGRAH’s Subsidiaries’ Property or Capital Stock to

WGRAH or any other Wholly Owned Subsidiary of WGRAH; (b) the sale of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto; or (c) the sale of obsolete, worn out or surplus equipment in the ordinary course of business.

“Assignment” means, (i) when used in the Sponsor Option Agreement the assignment of the Pecos Member Interest, substantially in the form annexed as Exhibit A to the Sponsor Option Agreement, appropriately completed in conformity therewith, signed by the parties thereto, and (ii) when used in the Sponsor Note Option Agreement the assignment of the WGRAH Note and the WGRAH Loan Documents, substantially in the form annexed as Exhibit A to the Sponsor Note Option Agreement, appropriately completed in conformity therewith, signed by the parties thereto.

“Available Cash” means interest received by Trinity on account of Permitted Investments, to the extent that such interest is not, in the reasonable determination of the Trinity Managing Member, likely to be necessary for Trinity to pay any expenses or other amounts coming due or reasonably likely to come due prior to the next following Payment Date.

“Bankruptcy Action” means, with respect to any Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property or the filing of an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; or (c) action taken by such Person to authorize any of the actions set forth above

“Bankruptcy Laws” means Title 11 of the United States Code entitled “Bankruptcy”, and any similar other applicable law or statute in any other jurisdiction.

“Base Rate” has the meaning set forth in Section 1.01 of the Pecos First Lien Credit Agreement.

“Borrowing Request” means a request by WGRAH for the borrowing of the WGRAH Loan on the Effective Date in accordance with Section 2.03 of the WGRAH Loan Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Wilmington, Delaware are authorized or required by law to remain closed; provided that when used in connection with a WGRAH Loan that has an Interest Rate based on the LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Entity” means any corporation, limited liability company, partnership (general or limited), joint venture, association, joint-stock company, trust, or unincorporated organization.

“Capital Account” means the capital account maintained for each Trinity Member pursuant to Section 4.3 of the Trinity Company Agreement.

“Capital Commitment” means any contractual commitment or obligation under an equity contribution or other agreement the purpose of which is for WGRAH or any of its Subsidiaries to provide to another Person (other than WGRAH or any of its Subsidiaries) a portion of the capital for such Person or for a Proportionately Consolidated Interest.

“Capital Contribution” means any cash or Cash Equivalents that a Trinity Member contributes to Trinity.

“Capital Contribution Event” means any of the following:

(a) Anadarko’s long term unsecured non-credit enhanced public senior indebtedness becomes (i) rated BB or lower by S&P, if rated, and Ba2 or lower by Moody’s, if rated, or (ii) unrated by both S&P and Moody’s; or

(b) the occurrence of an Event of Default.

“Capital Expenditures” means any expenditure or acquisition of property by Trinity that is required to be capitalized for purposes of Trinity’s financial statements in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means;

(a) Dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c) certificates of deposit, demand deposits, and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic branch of a commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(d) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper, notes and bonds having one of the two highest ratings obtainable from Moody’s or S&P, and in each case maturing within one year after the date of acquisition;

(f) auction rate securities having one of the two highest ratings obtainable from Moody’s, S&P or Fitch Ratings Inc. (or any successor thereto) and in each case maturing within one year after the date of acquisition; and

(g) money market funds which invest primarily in assets of the kinds described in clauses (a) through (f) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificate” has the meaning given to such term in the Recitals to the Trinity Company Agreement.

“Clearing Agency” has the meaning given such term in Section 4.8 of the WGRAH Security Agreement.

“Change of Control” means (a) Anadarko shall cease to own and control, directly or indirectly, 100% of the outstanding Capital Stock of WGRAH and 100% of the Trinity Class A Membership Interests, or (b) the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as promulgated by the Commission) of 50% or more of the outstanding shares of voting stock of Anadarko, unless the Board of Directors of Anadarko shall have publicly announced its support for such acquisition, or (c) a majority of the members of the Board of Directors of Anadarko on any date shall not have been (i) members of the Board of Directors of Anadarko on the date 12 months prior to such date or (ii) approved by Persons who constitute at least a majority of the members of the Board of Directors of Anadarko as constituted on the date 12 months prior to such date.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property of WGRAH or any of its Subsidiaries which is subject to a Lien in favor of, or which under the terms of any WGRAH Security Document is purported to be subject to a Lien in favor of, the WGRAH Collateral Agent or any of its successors or assigns.

“Collection Date” means the date on which (a) if Anadarko exercises the Sponsor Purchase Option, all amounts due and payable by Anadarko (or its designee) under the Sponsor Option Agreement and all amounts payable by Trinity in respect of such exercise are paid in full or (b) otherwise, after the occurrence of the Liquidation Start Date, all amounts in respect of the retirement or redemption of Capital Accounts shall have been paid in full and all other amounts owing in respect of the Trinity Class B Member’s Trinity Class B Membership Interest through the date of the payment of amounts in respect of the retirement or redemption of Capital Accounts shall have been paid in full and all other amounts, if any, owing to Trinity Class B Member under the Sponsor Option Agreement shall have been paid in full and (if applicable)

Trinity Class B Member shall have received the report described in Section 11.9(d) of the Trinity Company Agreement; provided, however, that if, after any payment that would otherwise have constituted “payment in full” of any such amount, such payment or any part thereof is deemed to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or similar Person by a court of competent jurisdiction at any time during the one-year period following such payment in the case of any fraudulent conveyance, or during the 90-day period following such payment in the case of any preference or otherwise, then the amount of such payment or such part thereof shall be reinstated and outstanding or unpaid as if such payment or part thereof had not occurred unless such payment or such part thereof shall have been discharged in bankruptcy.

“Commercial Operation Date” means, with respect to any Material Project, the date on which such Material Project is substantially complete and commercially operable.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the WGRAH Loan Agreement such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.

“Commodity Payment Amount” means, with respect to any Commodity Payment Period, (i) for each Product other than natural gas, an amount equal to (a) the Fixed Product Price for such Product for such Commodity Payment Period multiplied by (b) the Notional Product Amount for such Product applicable to such Commodity Payment Period and (ii) for natural gas, the sum of the Delivery Point Natural Gas Amount for all Delivery Points.

“Commodity Payment Period” means each Fiscal Quarter, commencing on January 1, 2008 and ending on the WGRAH Maturity Date.

“Compliance Certificate” means each certificate delivered pursuant to Section 4.01(d) of the WGRAH Loan Agreement.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period plus, without duplication and in accordance with GAAP and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense and amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation, depletion and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business, in each case in accordance with GAAP), (iii) any other non-cash income, all as determined on a consolidated basis.

Consolidated EBITDA (A) for any Measurement Period shall be calculated after giving effect, on a pro forma basis, to (1) Acquisitions and Dispositions made by WGRAH and its Subsidiaries during such period as if such Acquisitions or Dispositions occurred on the first day of the period and (2) Material Project EBITDA Adjustments; and (B) shall exclude actual Consolidated EBITDA attributable to any Subsidiary (including a Subsidiary that is not a Significant Subsidiary):

(1) that has (aa) applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (bb) admitted in writing its inability to pay its debts as such debts become due, (cc) made a general assignment for the benefit of its creditors, (dd) commenced a voluntary case under any Bankruptcy Law, (ee) filed a petition seeking to take advantage of any other law providing for similar relief of debtors, or (ff) consented or acquiesced in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law; or

(2) against whom a proceeding or case has been commenced (and, on the date on which Consolidated EBITDA is measured, continues undismissed, unstayed, and in effect), without the application or consent of such Subsidiary, in any court of competent jurisdiction seeking (aa) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (bb) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, (cc) similar relief in respect of it under any law providing for the relief of debtors, or (dd) an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law against such Subsidiary.

“Consolidated Interest Expense” means, with respect to WGRAH and its Subsidiaries on a consolidated basis for any fiscal period, total interest expenses (including that portion attributable to the obligations set forth in clause (a) of the definition of Lease Obligations and capitalized interest) of WGRAH and its Subsidiaries in such fiscal period which are classified as interest expense on the consolidated financial statements of WGRAH and its Subsidiaries, all as determined in conformity with GAAP.

“Consolidated Net Income” means, with respect to WGRAH and its Subsidiaries on a consolidated basis, for any fiscal period, without duplication, the sum of (i) the aggregate of the net income (or loss) of WGRAH and its Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP, (ii) Commodity Payment Amounts for such period, and (iii) contributions made to WGRAH pursuant to Section 5.2(n)(iii) of the Sponsor Agreement; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein) the following: (a) the net income (or loss) for such period of any Person that is not a Subsidiary, or that is accounted for by the equity method of accounting; (b) the net income (or loss) during such period of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any gains or losses attributable to writeups or writedowns of assets; and (e) the net income (or loss) for such period of WGRAH and its Subsidiaries in respect of quantities used to determine the Commodity Payment Amount for such period.

“Consolidated Taxes” means all Taxes based on the net income of any Transaction Party to the extent that such Taxes are included in a consolidated, combined, unitary, or any similar Tax return with Anadarko or with any Affiliate of Anadarko.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness (other than financial obligations in respect of Hedge Agreements) of WGRAH and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cumulative Preferred Return Allocation Amount” means, for any Fiscal Quarter, (a) the sum of (i) the sum of all Preferred Return for the current and all previous Fiscal Quarters and (ii) all accrued unpaid interest thereon pursuant to Section 5.5 of the Trinity Company Agreement minus (b) the sum of all amounts allocated by Trinity in respect of the Trinity Class B Membership Interest in all previous periods pursuant to Section 5.1(a)(i) of the Trinity Company Agreement.

“Cumulative Preferred Return Distribution Amount” means, for any Payment Date, (a) the sum of all Preferred Return for the current and all previous Payment Periods minus (b) the sum of all amounts distributed by Trinity in respect of the Trinity Class B Membership Interest in all previous Payment Periods pursuant to Section 5.3(a)(i) of the Trinity Company Agreement and, to the extent that such payment is to offset Preferred Return as set forth therein, Section 5.3(b) of the Trinity Company Agreement.

“Curative Allocation” means any allocation of an item of income, gain, deduction or loss pursuant to the provisions of Section 5.1(d)(x) of the Trinity Company Agreement.

“Damage Amount” has the meaning set forth in Section 8(a) of the Sponsor Option Agreement.

“Debt Amount” means, for any Payment Period (or any portion thereof), an amount equal to the aggregate amount of all interest payable by Pecos pursuant to the Pecos First Lien Credit Agreement and the Pecos Second Lien Credit Agreement for such Payment Period (or portion thereof).

“Debt/EBITDA Ratio” means, for any Measurement Period, the ratio of Consolidated Total Debt on the last day of such period to Consolidated EBITDA for such period.

“Debt Rating” means, as of any date, the rating that has been most recently assigned by S&P or Moody’s, as applicable, for any class of long-term public senior unsecured and unguaranteed debt securities issued by Anadarko, or, if such securities are not so rated or are not outstanding, Anadarko’s implied senior unsecured and unguaranteed debt rating as determined by S&P or Moody’s.

“Default” means:

(a) as used in and with respect to the WGRAH Loan Documents (other than the Sponsor Agreement), an event which, with the giving of notice or the passage of time, or both, would constitute an “Event of Default” as defined in the WGRAH Loan Agreement; and

(b) as used in and with respect to the Sponsor Agreement, an event which, with the giving of notice or the passage of time, or both, would constitute an “Event of Default” as defined in any of the WGRAH Loan Agreement, the Pecos First Lien Credit Agreement, or the Pecos Second Lien Credit Agreement.

“Delivery Point” means the pricing points specified on Schedule A. Natural gas shall be allocated to the Delivery Point most closely associated with the actual physical delivery of such natural gas.

“Delivery Point Natural Gas Amount” means, for each Commodity Payment Period and for each Delivery Point an amount equal to (x) the Notional Gas Amount for such Delivery Point for such Commodity Payment Period multiplied by (y) the Fixed Gas Price for such Delivery Point for such Commodity Payment Period.

“Depository Bank” has the meaning given such term in the preamble of the WGRAH Security Agreement.

“DGCL” means the General Corporation Law of the State of Delaware as in effect on the Effective Date.

“Disposition” (including the correlative terms “Dispose” or “Disposed”) means any sale, assignment, transfer, lease, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, effected directly or indirectly, in one or a series of transactions (and including by way of merger or consolidation) and including any issuance or sale of Capital Stock of any Subsidiary and the receipt of insurance or condemnation proceeds after the occurrence of a casualty event or condemnation.

“Dollars” or “$” means the lawful money of the United States of America.

“Early Retirement Proceeds” means (i) the amount of any prepayment by WGRAH of amounts owing under the WGRAH Loan Agreement in advance of the date such amounts were otherwise due under the WGRAH Loan Agreement and (ii) all Note Purchase Amounts received by Trinity pursuant to the Sponsor Note Purchase Option.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“Effective Date” has the meaning given such term in Section 6.01 of the WGRAH Loan Agreement.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8) (1988).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, regulatory action or proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance, including common law, arising from, relating to, or in connection with the Environment or natural resources, including without limitation common law and CERCLA, or relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, Hazardous Materials, or Hazardous Wastes; (d) the safety or health of employees, to the extent relating to occupational safety or exposure to Hazardous Materials; or (e) the manufacture, processing, handling, transportation, distribution in commerce, treatment, use, storage or disposal of Hazardous Materials or Hazardous Wastes.

“Environmental Permit” means any permit, approval, order, identification number, license or other authorization required under any Environmental Law.

“Equity Amount” means, for any Payment Period (or portion thereof), the “Current Return” (as defined in the Pecos Company Agreement) for such Payment Period (or portion thereof).

“Equity Interests” means, with respect to any Person, Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with WGRAH, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by WGRAH or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by WGRAH or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by WGRAH or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, or (g) the receipt by WGRAH or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from WGRAH or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability under Section 4202 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means:

(i) as used in and with respect to the WGRAH Loan Documents (other than the Sponsor Agreement) and in the definition of “Capital Contribution Event”, any of the events of default set forth in Article VII therein; and

(ii) as used in and with respect to the Sponsor Agreement, any of the events of default set forth in Article VII of the WGRAH Loan Agreement, any of the events of default set forth in Article VI of the Pecos First Lien Credit Agreement, and any of the events of default set forth in Article VI of the Pecos Second Lien Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to Trinity or any other recipient of any payment to be made by or on account of any obligation of WGRAH under the WGRAH Loan Agreement, (a) income or franchise taxes imposed on (or measured by) its net income by the United States or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Trinity, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which WGRAH is located, and (c) in the case of a Foreign Lender, any withholding tax that is imposed in respect of amounts payable by WGRAH in respect of the WGRAH Loan to such Foreign Lender by the United States of America or by any other jurisdiction in which such Lender is organized, has its principal office or its applicable lending office on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in Applicable Law after the Effective Date) to comply with Section 2.11(e) of the WGRAH Loan Agreement, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from WGRAH with respect to such withholding tax pursuant to Section 2.11(a) of the WGRAH Loan Agreement. For the avoidance of doubt, Excluded Taxes includes any incremental income or franchise tax expense resulting from Trinity’s inclusion in a consolidated or combined income tax return.

“Expenses” means (i) any and all judgments, damages or penalties with respect to, or amounts paid in settlement of, claims (including negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, or suits and (ii) any and all liabilities, obligations, losses (including loss of value), costs, expenses, (including reasonable fees and disbursements of counsel and claims, damages, losses, liabilities and expenses relating to environmental matters) but excluding Taxes.

“Extended Note Purchase Closing Date” has the meaning set forth in Section 4(b) of the Sponsor Note Option Agreement.

“Extended Purchase Closing Date” has the meaning set forth in Section 4(c) of the Sponsor Option Agreement.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction not involving distress or necessity of either party, determined in good faith by the Person required to make such determination.

“Financial Model” has the meaning set forth in Section 2.15(d) of the Sponsor Agreement.

“Fiscal Quarter” means any period commencing on each of January 1, April 1, July 1 and October 1 and ending on the last date before the next such date.

“Fiscal Year” of Trinity, and its taxable year for Federal income tax purposes, shall be the calendar year.

“Fixed Gas Price” means, with respect to any Commodity Payment Period at each Delivery Point, the price per MMBtu of natural gas at such Delivery Point for such Commodity Payment Period as set forth below:

Each Payment Period during the years below	NATURAL GAS DELIVERY POINTS ($/MMBtu)
	Rockies	Mid Continent	West Texas	East Texas
2008	$6.66	$7.24	$7.30	$7.85
2009	$7.36	$7.67	$7.73	$8.23
2010	$7.39	$7.49	$7.55	$8.05
2011	$7.19	$7.29	$7.35	$7.85
2012	$7.19	$7.29	$7.35	$7.85

“Fixed Product Price” means, with respect to any Commodity Payment Period and each Product, the price per unit of each such Product for such Commodity Payment Period as set forth below:

Each Payment Period during the years below	PRODUCTS ($/Gallon)
	Ethane	Propane	Iso-butane	Butane	Pentane
2008	$0.89	$1.39	$1.68	$1.61	$2.04
2009	$0.74	$1.30	$1.57	$1.54	$2.04
2010	$.73	$1.26	$1.53	$1.50	$1.99
2011	$.72	$1.26	$1.53	$1.50	$1.98
2012	$.72	$1.26	$1.53	$1.50	$1.98

“Foreign Lender” means Trinity or any of its successors or assigns, to the extent such Person is organized under the laws of a jurisdiction other than that in which WGRAH is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Formation Date” has the meaning given to such term in the Recitals to the Trinity Company Agreement.

“GAAP” means the generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States or any other nation (including any tribe), or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Gross Cash Proceeds” means, with respect to any Disposition by WGRAH or any of its Subsidiaries, the aggregate amount (without reduction by reason of the fact that some of such proceeds may be received after the time of such Disposition) of cash received or to be received from time to time (whether as initial consideration or deferred consideration) by or on behalf of WGRAH or such Subsidiary in connection with such disposition.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or, for the avoidance of doubt, obligations of such Person to provide capital under a Capital Commitment. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means (a) petroleum or petroleum products and by-products or breakdown products thereof, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Agreements” means interest rate swap, cap, or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity swap and forward agreements and other similar agreements.

“Holdings” means Trinity Associates Class A Holdings LLC, a Delaware limited liability company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incipient Event” means any event that, with notice or lapse of time, or both, would constitute a Termination Event, Notice Event, Anadarko Event, Liquidating Event, or an Event of Default under the WGRAH Loan Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person to reimburse any letter of credit issuer or other Person in respect of amounts paid under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all accounts payable of such Person to pay the deferred purchase price of property or services (other than accounts payable in the ordinary course of business that are not more than 90 days past due unless being contested in good faith);

(d) all Lease Obligations;

(e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash (whether dividends, interest or otherwise) on or prior to the WGRAH Maturity Date in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(f) the net amount of all financial obligations of such Person in respect of Hedge Agreements;

(g) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes, the Indebtedness of any Person shall include the Indebtedness described in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is non-recourse to such Person (other than through a JV Lien) or the only assets of such Person are its interests in such partnership or joint venture, and such partnership or joint venture itself is not a WGRAH Loan Party.

“Indemnified Person” means:

(a) as used in Section 7.1 and Section 7.2 of the Trinity Company Agreement and Section 7.5, Section 7.6, and Section 7.7 of the Trinity Company Agreement (as such Sections relate to the indemnities under Section 7.1 or Section 7.2 of the Trinity Company Agreement), Pecos, the Pecos First Lien Agent, the Pecos First Lien Collateral Agent, each Pecos First Lien Lender, the Pecos Second Lien Agent, the Pecos Second Lien Collateral Agent, each Pecos Second Lien Lender, the Pecos Member Interest Owners and any successor and permitted assignee of any such Person (whether pursuant to an assignment for security or otherwise), and the direct and indirect members, partners, shareholders, and other equity holders of any of the foregoing, and each of the respective directors, officers, trustees, managers, employees, administrators and agents (including sales agents) of any of the foregoing;

(b) as used in Section 7.3 of the Trinity Company Agreement and Section 7.5, Section 7.6, and Section 7.7 of the Trinity Company Agreement (as such Sections relate to the indemnities under Section 7.3 of the Trinity Company Agreement), the Liquidator, its officers, directors, agents (including sales agents) or employees;

(c) as used in the Sponsor Agreement, Pecos, the Pecos First Lien Agent, the Pecos First Lien Collateral Agent, each Pecos First Lien Lender, the Pecos Second Lien Agent, the Pecos Second Lien Collateral Agent, each Pecos Second Lien Lender, the Pecos Member Interest Owners, the Pecos Administrator, and any successor and permitted assignee of any such Person (whether pursuant to an assignment for security or otherwise), and the direct and indirect members, partners, shareholders, and other equity holders of any of the foregoing, and each of the respective directors, officers, trustees, managers, employees, administrators and agents (including sales agents) of any of the foregoing;

(d) as used in the WGRAH Loan Agreement and the Subsidiary Guaranty, Trinity, the WGRAH Collateral Agent, and each of their respective Related Persons.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitor” has the meaning set forth in Section 7.1 of the Trinity Company Agreement.

“Information Memorandum” means any written materials relating to WGRAH, WGR, Holdings, Trinity, any of their respective assets or liabilities, the Transaction Agreements, or the transactions described therein that have been disseminated to the Pecos Lenders or potential Pecos Lenders with Anadarko’s prior written approval.

“Initial Capital Contribution” has the meaning set forth in Section 4.1 of the Trinity Company Agreement.

“Initial Trinity Agreement” has the meaning set forth in Recital A to the Trinity Company Agreement.

“Insurance Certificate” means a “Certificate of Insurance” issued by an insurance broker on the form ACORD-25 or its substantial equivalent, in form reasonably satisfactory to Trinity and the WGRAH Collateral Agent.

“Interest Period” means (i) the period commencing on the third Business Day after the Effective Date and ending on, but not including, April 1, 2008 and (ii) thereafter, each subsequent period commencing on the last day of the next preceding Interest Period and ending on, but not including, the next succeeding first Business Day of January, April, July, or October, as the case may be; provided, that, in the case of any Interest Period that commences before the WGRAH Maturity Date or the Liquidation Start Date, as applicable, and would otherwise end on a date occurring after the WGRAH Maturity Date or the Liquidation Start Date, as applicable, such-Interest Period shall end on the WGRAH Maturity Date or the Liquidation Start Date, as applicable, and the duration of each Interest Period that commences on or after the WGRAH Maturity Date or the Liquidation Start Date, as applicable, shall be initially the period commencing on the WGRAH Maturity Date or the Liquidation Start Date, as applicable, and ending on, but not including, the first Business Day of the immediately following calendar quarter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on, but not including, the next succeeding first Business Day of January, April, July or October, as the case may be, of each year.

“Interest Rate” means, for any Payment Period (or any portion thereof) or any Interest Period (or any portion thereof) (the “Relevant Period”), the rate per annum equal to the product of (a) the quotient obtained by dividing 360 by the actual number of days in such Relevant Period, multiplied by (b) the quotient obtained by dividing:

(i) the sum of (A) the Debt Amount for such Relevant Period and (B) the Equity Amount for such Relevant Period, by

(ii) the Unrecovered Capital of the Trinity Class B Member on the date of measurement or, in the case of a prepayment, the Unrecovered Capital of the Trinity Class B Member that is being prepaid on such date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment Company Act of 1940” means the Investment Company Act of 1940 and any rule, order or regulation promulgated thereunder.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“JV Lien” means a Lien on the Equity Interests owned by WGRAH or any of its Subsidiaries in a partnership or joint venture in which WGRAH or such Subsidiary is a general partner or joint venturer securing Indebtedness of such partnership or joint venture; provided that such Indebtedness is non-recourse to WGRAH or such Subsidiary other than to such Equity Interests.

“Lease Obligations” means, when used with respect to any Person, without duplication, (a) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person, (b) obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”); and (c) (i) leveraged lease arrangements receiving certain accounting and tax treatment (i.e., a “leveraged lease”) and (ii) transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests). For the sake of clarity, obligations of a Person under a true operating lease shall not constitute Lease Obligations except to the extent provided in clause (b) of the preceding sentence.

“Legal Proceeding” means any litigation, arbitration, mediation, investigation, or any other proceeding at law or in equity before or by any Governmental Authority.

“LIBO Rate” has the meaning set forth in Section 1.01 of the Pecos First Lien Credit Agreement.

“Lien” means any mortgage, lien, pledge, hypothecation, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that, in each case, has the practical effect of creating a security interest. WGRAH or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, or other title retention agreement relating to such asset.

“Liquidating Event” has the meaning given to such term in Section 11.5 of the Trinity Company Agreement.

“Liquidator” has the meaning given to such term in Section 11.8 of the Trinity Company Agreement.

“Liquidation Period” means the period commencing on the Liquidation Start Date and ending on the date of the disposition or collection of or realization upon all of the Trinity Property.

“Liquidation Start Date” has the meaning given to such term in Section 11.5(a) of the Trinity Company Agreement.

“Losses” has the meaning given to such term in the definition of “Profits.”

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Rate” has the meaning given such term in the Pecos First Lien Credit Agreement.

“Material Project” means (a) the Natural Buttes Gathering Project, the PRCS Gathering System Project, and the Natural Buttes Processing (Chapita) Project and (b) any other capital construction or expansion project of WGRAH or its Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in the case of this clause (b), including capital costs expended prior to the acquisition of any such project by WGRAH or its Subsidiaries, as the case may be, exceeds $20,000,000.00.

“Material Project EBITDA Adjustments” means (a) with respect to the Natural Buttes Gathering Project, the PRCS Gathering System Project, and the Natural Buttes Processing (Chapita) Project, $35,000,000.00 in the aggregate for the Measurement Period ending December 31, 2007, $26,250,000.00 in the aggregate for the Measurement Period ending March 31, 2008, $17,500,000.00 in the aggregate for the Measurement Period ending June 30, 2008, and $8,750,000.00 in the aggregate for the Measurement Period ending September 30, 2008 and (b) with respect to each other Material Project:

(i) for any period of four consecutive fiscal quarters ending on or prior to the last day of the fiscal quarter in which the Commercial Operation Date of such Material Project occurs, a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by WGRAH as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such proposed amount to be calculated by WGRAH in good faith and in a commercially reasonable manner based on multi-year customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by WGRAH) which may, at WGRAH’s option, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date as reflected in the Responsible Officer’s certificate delivered pursuant to clause (iii)(A) of this definition then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, 75%; and (v) longer than 365 days, 100%; and

(ii) for each period of four consecutive fiscal quarters ending on the last day of the first, second and third fiscal quarters following the fiscal quarter during which the Commercial Operation Date occurs, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the balance of the four fiscal quarter period following the fiscal quarter during which the Commercial Operation Date occurs, may, at WGRAH’s option, be added to Consolidated EBITDA for such period (net of any actual Consolidated EBITDA attributable to the Material Project).

(iii) Notwithstanding the foregoing:

(A) except for Material Project EBITDA Adjustments that are reflected in the certificate delivered on the Effective Date pursuant to Section 6.01(c) of the WGRAH Loan Agreement, no such additions shall be allowed with respect to any Material Project unless at least 20 days prior to the delivery of any Compliance Certificate on which Material Project EBITDA Adjustments will be reflected for a Material Project (or such shorter time period as may be agreed by Trinity),

(1) WGRAH shall have delivered to Trinity a certificate of a Responsible Officer of WGRAH certifying as to the scheduled Commercial Operation Date of such Material Project and the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as Trinity may reasonably request, and

(2) within ten (10) Business Days after delivery of the certificate described in clause (iii)(A)(1) above, Trinity shall not have objected to the projected Consolidated EBITDA therein referenced on the grounds that it was not calculated in compliance with clause (a) of this definition, or if such an objection has been made, it shall have been resolved in a manner reasonably satisfactory to Trinity,

(B) prior to the date such Compliance Certificate is required to be delivered, Trinity shall have received such other information and documentation as Trinity may reasonably request, all in form and substance satisfactory to Trinity, and

(C) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments for Acquisitions or Dispositions pursuant to the definition of Consolidated EBITDA).

“Maximum Liability” means the maximum amount of liability that will result in the aggregate obligations of a Subsidiary Guarantor under Article 2 of the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance under Bankruptcy Laws, the Uniform Fraudulent Conveyance Act (as adopted by any applicable state), the Uniform Fraudulent Transfer Act (as adopted by any applicable state) or any similar foreign, federal or state law to the extent applicable to the Subsidiary Guaranty and the obligations under of any Subsidiary Guarantor under Article 2 of the Subsidiary Guaranty.

“Measurement Period” means, at any date, the most recently completed four consecutive fiscal quarters ending on or prior to such date.

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulation section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning set forth for the term “partner nonrecourse deductions” in Treasury Regulation section 1.704-2(i).

“Midstream Agreement” means any written or unwritten contract for gathering, transport, processing, or other similar services, between WGRAH or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, whether existing on the Effective Date or entered into thereafter.

“Midstream Assets” means assets used or useful in the “midstream” energy industry, including, without limitation, gathering systems, processing systems, pipelines, storage, and compressors and other equipment used and useful in connection therewith.

“Midstream Properties” means Midstream Assets now or hereafter owned by WGRAH and its Subsidiaries and contracts executed in connection therewith and all properties belonging, affixed or incidental to such Midstream Assets, including, without limitation, any and all Property now owned by WGRAH and its Subsidiaries and situated upon or to be situated upon, the real property to which the Midstream Assets are so attached as to constitute real property or fixtures, and all additions, substitutions, replacements for, and attachments to any and all of the foregoing owned directly or indirectly by WGRAH and its Subsidiaries.

“Minimum Sale Proceeds” has the meaning set forth in Section 5.7(b) of the Trinity Company Agreement.

“Moody’s” means Moody’s Investment Service, Inc., and any successor thereto that is a nationally recognized rating agency.

“MLP” means Western Gas Partners, LP, a Delaware limited partnership.

“MMBtu” means one million (1,000,000) British thermal units.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Natural Buttes Gathering Project” means the gas gathering system comprised of gas gathering pipelines and gas compressors located in the Uinta Basin in Utah.

“Natural Buttes Processing (Chapita) Project” means the gas processing system comprised of a refrigeration facility located in the Uinta Basin in Utah.

“Net Cash Proceeds” means, with respect to any Disposition, the Gross Cash Proceeds with respect to such Disposition after deducting therefrom (without duplication) (a) reasonable and customary brokerage, commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable or an obligation to pay which has been incurred or, in the case of taxes, that are estimated by Anadarko to be payable to a Person that is not Anadarko or an Affiliate of Anadarko and are properly attributable to such transaction, and (c) the amount of any Indebtedness required to be repaid in connection with such Disposition provided in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable or an obligation to pay which has been incurred or, in the case of taxes, that are estimated by Anadarko to be payable to a Person that is not Anadarko or an Affiliate of Anadarko and are properly attributable to such transaction.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(b) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

“Note Damage Amount” has the meaning set forth in Section 8(a) of the Sponsor Note Option Agreement.

“Note Purchase Amount” has the meaning set forth in Section 3(c) of the Sponsor Note Option Agreement.

“Note Purchase Closing Date” means the 30th day after the Note Purchase Exercise Date or, if Section 4(b) of the Sponsor Note Option Agreement applies, the Extended Note Purchase Closing Date.

“Note Purchase Exercise Date” means the date that the Note Purchase Exercise Notice shall have been given to Trinity, as provided in Section 3(a) of the Sponsor Note Option Agreement.

“Note Purchase Exercise Notice” means the notice given by Anadarko (or its assignee or designee) in accordance with Section 3(a) of the Sponsor Note Option Agreement, substantially in the form annexed as Exhibit B to the Sponsor Note Option Agreement, appropriately completed in conformity with such agreement, signed by Anadarko (or its assignee or designee).

“Note Purchase Option Expenses” has the meaning set forth in Section 5 of the Sponsor Note Option Agreement.

“Note Purchase Option Period” means the period (a) commencing on the date of the Sponsor Note Option Agreement and (b) ending on the first to occur of (i) the occurrence of a Termination Event, and (ii) the 60th day following an ASCE Trigger Date.

“Notice Event” means any of the following:

(a) the failure of Trinity to timely make any distribution required under Section 5.3, Section 5.4, Section 5.7(b), or Section 6.9 of the Trinity Company Agreement;

(b) the failure of Trinity to timely make any other payment to a Trinity Member required to be made by it under the Trinity Company Agreement, which failure shall continue for a period of 30 days after the date when such payment was to have been made;

(c) the failure of the Trinity Class A Member to satisfy any of its material obligations under the Trinity Company Agreement, which failure shall continue for a period of 30 days after the date when such performance was due;

(d) the failure as of the 5th anniversary of the Effective Date (or as of the expiration of any successive 5-year period) of the Trinity Class B Member to agree to a revised Preferred Return for an additional 5-year period in accordance with Section 5.7 of the Trinity Company Agreement;

(e) the failure to retire the Trinity Class B Membership Interest on the 5th anniversary of the Effective Date or any subsequent anniversary thereof, unless the Trinity Members have previously agreed on a reset of the Preferred Return for the upcoming 5-year period in accordance with Section 5.7 of the Trinity Company Agreement;

(f) the occurrence of an Event of Default under the WGRAH Loan Agreement;

(g) the occurrence of an Anadarko Event; or

(h) Failure to sell the WGRAH Note for the Minimum Sale Proceeds by the date that is 60 days following an ASCE Trigger Date.

“Notional Gas Amount” means, with respect to any Commodity Payment Period and Delivery Point, the aggregate quantity of natural gas (measured in MMBtu) attributed to such Delivery Point for which WGRAH and its Subsidiaries shall have received a payment from any Person based on the price of such Product.

“Notional Product Amount” means, with respect to any Commodity Payment Period and each Product, the aggregate sum of the quantity of such Product (expressed in the units applicable to such Product as set forth on Schedule A hereto) for which WGRAH and its Subsidiaries shall have received a payment from any Person based on the price of such Product.

“OECD” means the Organization for Economic Cooperation and Development.

“Organizational Documents” means, with respect to any Person, any certificate of incorporation, charter, by-laws, memorandum of association, articles of association, partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation, trust agreement, certificate of trust, indenture or other agreement or instrument under which such person is formed or organized under Applicable Law.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under, or from the execution, delivery or enforcement of, or otherwise with respect to, the WGRAH Loan Agreement, other than income, franchise and similar taxes and Excluded Taxes.

“Other Sponsor Taxes” has the meaning set forth in Section 4.2(b) of the Sponsor Agreement.

“Payment Date” means the last day of each Interest Period, commencing April 1, 2008, or, if notification of any amount required to determine the Preferred Return is not timely made, the third Business Day after such notification is made; provided that, after the WGRAH Maturity Date or the Liquidation Start Date, as applicable, the Payment Date shall be each day selected by the Trinity Class B Member in its sole discretion.

“Payment Period” means (i) the period commencing on the third Business Day after the Effective Date and ending on, but not including, April 1, 2008 and (ii) thereafter, each subsequent period commencing on the last day of the immediately preceding Payment Period and ending on, but not including, the next succeeding first Business Day of January, April, July or October, as the case may be, of each year; provided that (x) in the case of any Payment Period under the Trinity Company Agreement that commences before the WGRAH Maturity Date, the Liquidation Start Date, the date of a redemption of the Trinity Class B Member Interest in accordance with Section 10.2 of the Trinity Company Agreement, or payment of Early Retirement Proceeds other than on a Payment Date in accordance with Section 5.3(b) of the

Trinity Company Agreement, (each, an “Event Date”) and would otherwise end on a date occurring after such Event Date, such Payment Period shall end on such Event Date, and (y) the duration of each Payment Period that commences on or after an Event Date shall be initially the period commencing on such Event Date and ending on, but not including, the first Business Day of the immediately following calendar quarter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Payment Period and ending on, but not including, the next succeeding first Business Day of January, April, July or October, as the case may be, of each year or of such other duration as shall be selected by the Trinity Class B Member in its sole discretion.

“Pecos” means Pecos Investors LLC, a Delaware limited liability company.

“Pecos Additional Financing Costs” means at any time, the sum of (a) the “Additional Financing Costs” under (and as defined in) the Pecos First Lien Credit Agreement at such time and (b) the “Additional Financing Costs” under (and as defined in) the Pecos Second Lien Credit Agreement at such time.

“Pecos Administrator” means the “Administrator” as defined in the Pecos Company Agreement.

“Pecos Administration Agreement” means the “Administration Agreement” as defined in the Pecos Company Agreement.

“Pecos Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of Pecos dated as of December 27, 2007 among the Pecos Member Interest Owners.

“Pecos Consents” mean such consents to assignment by counterparties of agreements with Pecos as are entered into from time to time pursuant to the Pecos First Lien Credit Agreement or the Pecos Second Lien Credit Agreement to secure the obligations of Pecos to the Pecos Lenders.

“Pecos First Lien Agent” means the “Agent” as defined in the Pecos First Lien Credit Agreement.

“Pecos First Lien Collateral Agent” means the “Collateral Agent,” as defined in the Pecos First Lien Credit Agreement.

“Pecos First Lien Credit Agreement” means the First Lien Credit and Security Agreement dated as of December 27, 2007 by and between Pecos, the Pecos First Lien Agent, the Pecos First Lien Collateral Agent, and the Pecos First Lien Lenders.

“Pecos First Lien Lender” has the meaning set forth in the Pecos First Lien Credit Agreement.

“Pecos First Lien Loan Documents” means the “Loan Documents” as defined in the Pecos First Lien Credit Agreement.

“Pecos First Lien Maturity Date” means the “Maturity Date” as defined in the Pecos First Lien Credit Agreement.

“Pecos Intercreditor Agreement” means the Intercreditor Agreement dated as of December 27, 2007 among Pecos, the Pecos First Lien Agent, the Pecos First Lien Collateral Agent, the Pecos Second Lien Agent, and the Pecos Second Lien Collateral Agent.

“Pecos Lenders” means the Pecos First Lien Lenders and the Pecos Second Lien Lenders.

“Pecos Loan Documents” means, collectively, the Pecos First Lien Loan Documents and the Pecos Second Lien Loan Documents.

“Pecos Managing Member” means the “Managing Member” as defined in the Pecos Company Agreement.

“Pecos Member Interest” means the Trinity Class B Membership Interest held by Pecos on the Purchase Exercise Date.

“Pecos Member Interest Owners” means the “Members” as defined in the Pecos Company Agreement.

“Pecos Second Lien Agent” means the “Agent” as defined in the Pecos Second Lien Credit Agreement.

“Pecos Second Lien Credit Agreement” means the Second Lien Credit and Security Agreement dated as of December 27, 2007 by and between Pecos, the Pecos Second Lien Agent, the Pecos Second Lien Collateral Agent, and the Pecos Second Lien Lenders.

“Pecos Second Lien Collateral Agent” means the “Collateral Agent,” as defined in the Pecos Second Lien Credit Agreement.

“Pecos Second Lien Maturity Date” means the “Maturity Date” as defined in the Pecos Second Lien Credit Agreement.

“Pecos First Lien Loan Documents” means the “Loan Documents” as defined in the Pecos Second Lien Credit Agreement.

“Pecos Second Lien Lender” has the meaning set forth in the Pecos Second Lien Credit Agreement.

“Pecos Transaction Costs” means all “Transaction Costs” as defined in the Pecos Company Agreement.

“Pecos Trinity Interest” means the total member interest in Trinity held from time to time by Pecos, as such Pecos Trinity Interest may be increased or decreased in accordance with the terms of the Trinity Company Agreement.

“Permitted Acquisition” means (a) any making of Permitted Pledged Account Investments in the ordinary course of business and in accordance with Section 8.03 of the WGRAH Loan Agreement and (b) any Acquisition of the Anadarko Contributions so long as (i) such Acquisition and all transactions related thereto shall be consummated in accordance with all Applicable Laws; (ii) after giving effect to such Acquisition, no Default or Event of Default under the WGRAH Loan Agreement shall have occurred and be continuing; and (c) WGRAH shall be in compliance, on a pro forma basis after giving effect to such Acquisition, with the covenants set forth in Section 5.10 of the WGRAH Loan Agreement, as recomputed as at the last day of the most recently ended fiscal quarter of WGRAH for which financial statements are required to be delivered pursuant to Section 4.01(a) of the WGRAH Loan Agreement as if such Acquisition had occurred on the first day of the applicable Measurement Period.

“Permitted Assets” means (a) cash, (b) Cash Equivalents of the type set forth in subsection (b) of the definition thereof or subsection (g) of the definition thereof to the extent that it relates to subsections (a) and (b) thereof, (c) U.S. government treasury obligations, and (d) Trinity’s rights under the Transaction Agreements, including the WGRAH Loan; for purposes of the preceding sentence, “investments” excludes contractual rights that inure to Trinity concurrent with the close of this transaction.

“Permitted Business” means (a) the business of owning and/or operating Midstream Assets, and (b) any business or activity that is reasonably related, ancillary or complementary to any thereof or a reasonable extension, development or expansion of any thereof.

“Permitted Claims” has the meaning given such term in Section 6.5(a) of the Sponsor Agreement.

“Permitted Collateral Liens” means:

(a) Liens securing the WGRAH Obligations;

(b) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(i) of the WGRAH Loan Agreement or securing appeal or other surety bonds related to such judgments; and

(d) inchoate statutory Liens arising under ERISA.

“Permitted Liens” means:

(a) Liens securing the WGRAH Obligations;

(b) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employee’s, landlord’s, lessor’s, contractor’s, operator’s or other like Liens arising in the ordinary course of business that are not past due for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted;

(d) survey exceptions, zoning restrictions, easements, rights-of-way, reservations, servitudes, permits, encroachments, exceptions, conditions, covenants, restrictions, rights of others and other similar encumbrances affecting real property which do not in any case or in the aggregate materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h) of the WGRAH Loan Agreement or securing appeal or other surety bonds related to such judgments;

(f) Liens arising under any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, or permit or to condemn or expropriate any property, which do not in the aggregate materially impair the use of such property for the purposes for which it is held;

(g) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed, in each case arising in the ordinary course of business on deposit accounts;

(h) Liens in respect of any obligations that are not Indebtedness, including Liens in connection with “true leases” that are not Indebtedness, and Liens comprised of Uniform Commercial Code financing statements filed for information purposes with respect to leases incurred in the ordinary course of business and not otherwise prohibited by this Agreement;

(i) inchoate statutory Liens arising under ERISA;

(j) any restrictions on any Equity Interest of a Person providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of Equity Interests of such Person, if a security interest or other Lien is created on such Equity Interest as a result thereof and other similar Liens and restrictions described in Sections 5.09(iv) and 5.09(vii) of the WGRAH Loan Agreement; and

(k) set-off or netting rights granted by WGRAH or any of its Subsidiaries pursuant to any agreement permitted hereunder or arising by operation of law.

“Permitted Pledged Account Investments” has the meaning given such term in Section 8.03 of the WGRAH Loan Agreement.

“Person” means any individual, corporation, limited liability company, partnership (general or limited), joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by WGRAH, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Effective Date sponsored, maintained or contributed to by WGRAH or a Subsidiary or an ERISA Affiliate.

“Pledged Account” has the meaning given such term in Section 4.1 of the WGRAH Security Agreement.

“Pledged Financial Assets” means all financial assets credited from time to time to the Pledged Account.

“Pledged Security Entitlement” means all security entitlements with respect to the Pledged Financial Assets.

“PRCS Gathering System Project” means the gas gathering system comprised of gas gathering pipelines and gas compressors located in the Powder River Basin of northeast Wyoming.

“Preferred Return” means, for any Payment Period (or portion thereof), the sum of the Debt Amount for such Payment Period (or portion thereof) plus the Equity Amount for such Payment Period (or portion thereof).

“Proceeds” means all of each WGRAH Loan Party’s present and future (a) proceeds of the Account Collateral, whether arising from the collection, sale, lease, exchange, assignment, licensing, or other disposition of the Account Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Account Collateral by any Governmental Authority (or any person acting under authority from a Governmental Authority), (c) claims against third parties for impairment, loss, damage, or impairment of the value of such Account Collateral, and (d) any and all proceeds of, and all claims for, any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the Account Collateral, in each case whether represented as money, deposit accounts, accounts, general intangibles, securities, instruments, documents, chattel paper, inventory, equipment, fixtures, or goods.

“Product” means each of the hydrocarbon products specified in Schedule A.

“Profits” and “Losses” in relation to Trinity, means, for each Fiscal Quarter, an amount equal to Trinity’s taxable income or loss for such Fiscal Quarter, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of Trinity that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of Trinity described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) In the event the gross asset value of any Trinity Property is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Trinity Property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the gross asset value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its gross asset value; and

(e) Any items that are specially allocated pursuant to Section 5.1(c) or Section 5.1(d) of the Trinity Company Agreement shall not be taken into account in computing Profits or Losses.

The amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 5.1(c) and Section 5.1(d) of the Trinity Company Agreement shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Project Financing Subsidiary” means any Subsidiary of Anadarko whose principal purpose is the construction, acquisition or operation of a project or assets related or incidental to a project, whose debt is without recourse or liability to Anadarko or any of its other Subsidiaries (except (i) recourse against another Project Financing Subsidiary, including any direct or indirect parent entity of any Project Financing Subsidiary, substantially all of the assets of which consist of the equity of one or more Project Financing Subsidiaries, and (ii) recourse against the Equity Interests in a Project Financing Subsidiary pledged by Anadarko of any of its Subsidiaries to secure the debt of such Project Financing Subsidiary or any Subsidiary of such Project Financing Subsidiary).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proportionately Consolidated Interest” means undivided ownership interests in plants and/or gathering systems that are (a) co-owned with others and (b) are consolidated on a proportional basis in WGRAH’s financial information.

“Public Indenture” means the Indenture, dated as of September 19, 2006, between Anadarko and The Bank of New York Trust Company, N.A., as Trustee.

“Purchase Amount” has the meaning set forth in Section 3(c) of the Sponsor Option Agreement.

“Purchase Closing Date” means the 30th day after the Purchase Exercise Date or, if Section 4(c) of the Sponsor Option Agreement applies, the Extended Purchase Closing Date.

“Purchase Default” means, if a Purchase Exercise Notice shall have been delivered in accordance with Section 3(a) of the Sponsor Option Agreement or if a Note Purchase Exercise Notice shall have been delivered in accordance with Section 3(a) of the Sponsor Note Option Agreement:

(a) the occurrence of a Termination Event (or, if the Sponsor Purchase Option has been assigned in accordance with Section 15 of the Sponsor Purchase Option or the Sponsor Note Purchase Option has been assigned in accordance with Section 15 of the Sponsor Note Purchase Option, as applicable, and Anadarko is not required to guarantee the obligations of the assignee, the occurrence of a Termination Event or the occurrence with respect to such assignee of an event substantially similar to those described in clauses (f) or (g) of the definition of Anadarko Event); or

(b) the occurrence of any of the following at any time after the Purchase Exercise Date or the Note Purchase Exercise Date (as applicable) and on or before the Purchase Closing Date or the Note Purchase Closing Date (as applicable:

(i) Anadarko shall fail to pay any amount payable by it under the Sponsor Agreement or Anadarko (or an assignee) shall fail to pay any amount payable by it under the Sponsor Purchase Option or the Sponsor Note Purchase Option, in each case after the same becomes due and payable or Anadarko (or an assignee) shall fail to post any Acceptable Letter of Credit at the time required to be posted pursuant to the Sponsor Option Agreement or the Sponsor Note Option Agreement; or

(ii) Trinity shall fail:

(A) to distribute in cash to the Trinity Class B Member all amounts due and payable to the Trinity Class B Member pursuant to Article V of the Trinity Company Agreement when the same shall become due and payable in accordance with such Article V; or

(B) to make any other payment required to be made by it under the Trinity Company Agreement within three Business Days of the time when due.

“Purchase Exercise Date” means the date that the Purchase Exercise Notice shall have been given to Pecos, with a copy to each of the Pecos First Lien Collateral Agent and the Pecos Second Lien Collateral Agent, as provided in Section 3(a) of the Sponsor Option Agreement.

“Purchase Exercise Notice” means the notice given by Anadarko (or its assignee or designee) in accordance with Section 3(a) of the Sponsor Option Agreement, substantially in the form annexed as Exhibit B to the Sponsor Option Agreement, appropriately completed in conformity with such agreement, signed by Anadarko (or its assignee or designee).

“Purchase Option Expenses” has the meaning set forth in Section 5 of the Sponsor Option Agreement.

“Purchase Option Period” means the period (a) commencing on the date of the Sponsor Option Agreement and (b) ending on the first to occur of (i) the occurrence of a Termination Event, and (ii) the 60th day following an ASCE Trigger Date.

“Registration Statement” means the MLP’s registration statement on Form S-1 as filed with the Securities and Exchange Commission on October 15, 2007.

“Related Persons” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, advisors, representatives, and agents of such Person and such Person’s Affiliates.

“Relevant Date” has the meaning set forth in Section 2.15 of the Sponsor Agreement.

“Representatives” means, with respect to any Person, any of such Person’s directors, partners, officers, employees, agents, advisors or representatives.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 5.1(d)(i), Section 5.1(d)(ii), Section 5.1(d)(iii), Section 5.1(d)(iv), Section 5.1(d)(v), Section 5.1(d)(vii), or Section 5.1(d)(ix) of the Trinity Company Agreement.

“Reset Date” has the meaning set forth in Section 5.7(a) of the Trinity Company Agreement.

“Reset Proposal Date” has the meaning set forth in Section 5.7(c) of the Trinity Company Agreement.

“Responsibilities” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any requirement to comply with a covenant and any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding.

“Responsible Officer” means, with respect to (a) Anadarko, the Chief Financial Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary, of Anadarko; (b) WGRAH or any of its Subsidiaries, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer, principal accounting officer, treasurer or controller of WGRAH; and (c) any other Person, the President, any Vice President, the Treasurer, any Assistant. Treasurer, or the Secretary of such Person or of a managing member, manager or general partner of such Person, in the case of each of clauses (a) through (c) above, responsible for the administration of, or monitoring compliance with, the Trinity Company Agreement or any other Transaction Agreement.

“Restricted Payment” means, with respect to any Person, any of the following:

(a) any dividend or other payment or distribution on account of such Person’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving such Person) or to the direct or indirect holders of such Person’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests of such Person);

(b) any purchase, redemption, or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving such Person) of any Equity Interests of such Person held by any other Person (other than a Subsidiary of such Person); or

(c) any payment on or with respect to, or any purchase, redemption, defeasance, or other acquisition or retirement for value of any Indebtedness of such Person or any Subsidiary of such Person that is contractually subordinated to the WGRAH Obligations (excluding any intercompany Indebtedness between or among the WGRAH Loan Parties).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sales Agent” has the meaning set forth in Section 5.7(b) of the Trinity Company Agreement.

“Securities Act” means the Securities Act of 1933.

“Security Trigger Event” means the granting of a Lien on any Property of Anadarko or its domestic Subsidiaries to secure one or more debt facilities or commercial paper facilities (other than a Lien securing Indebtedness of a Project Financing Subsidiary), in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit.

“Service” means the Internal Revenue Service.

“Significant Subsidiary” means any Subsidiary of WGRAH that would constitute a “significant subsidiary” (as defined in Regulation S-X of the Commission under the Exchange Act). The Significant Subsidiaries shall change from time to time to reflect the then “significant subsidiaries” (as defined in such Regulation S-X) at such time.

“Sponsor Agreement” means the Sponsor Agreement by and among Anadarko and Pecos, dated as of December 27, 2007.

“Sponsor Indemnified Amounts” has the meaning set forth in Section 3.2 of the Sponsor Agreement.

“Sponsor Indemnified Proceeding” has the meaning given such term in Section 3.5(a) of the Sponsor Agreement.

“Sponsor Liquidation Guaranty” means that Liquidation Guaranty made by Anadarko in favor of the Liquidator dated as of December 27, 2007.

“Sponsor Note Option Agreement” means the Sponsor Note Option Agreement dated as of the Effective Date between Trinity and Anadarko.

“Sponsor Option Agreement” means the Sponsor Option Agreement dated as of the Effective Date between the Trinity Class B Member and Anadarko.

“Sponsor Note Purchase Option” has the meaning given such term in Section 2 of the Sponsor Note Option Agreement.

“Sponsor Purchase Option” has the meaning given such term in Section 2 of the Sponsor Option Agreement.

“Sponsor Term Credit Agreement” means the $8.0 Billion Term Loan Agreement by and among Anadarko, UBS, AG, Stamford Branch as Administrative Agent, Credit Suisse, Cayman Islands Branch and Citicorp North America, Inc. as Co-Syndication Agents, and the lenders party thereto, dated as of April 10, 2007.

“Subordinated” means subordinated on terms set forth on Exhibit B to the WGRAH Loan Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, reference in the WGRAH Loan Agreement to a “Subsidiary” or the “Subsidiaries” refers to a Subsidiary or the Subsidiaries of WGRAH.

“Subsidiary Guarantors” means all of the present and future Subsidiaries of WGRAH; provided that any such Subsidiaries that will be Subsidiaries of the MLP immediately after its initial public offering described in the Registration Statement (a) shall have no liability under the Subsidiary Guaranty prior to the earlier to occur of (i) February 16, 2008 and (ii) the occurrence of a Notice Event, and (b) shall be released as Subsidiary Guarantors automatically, immediately before the consummation of such initial public offering.

“Subsidiary Guaranty” means the Subsidiary Guarantee Agreement dated as of December 27, 2007 made by the Subsidiary Guarantors existing on the date hereof, and any additional guaranty agreements, joinders, or supplements thereto executed by Subsidiary Guarantor in respect of the WGRAH Loan Agreement after the date hereof, in each case as amended or otherwise modified from time to time.

“Subsidiary Guarantee Release Date” means the later of (i) the WGRAH Maturity Date and (ii) the date on which all payment obligations, if any, of each Subsidiary Guarantor in respect of the Guaranteed Obligations and the payment obligations, if any, under the guarantee contained in Article 2 of the Subsidiary Guaranty shall have been satisfied by indefeasible payment in full in cash.

“Substituted Member” means a Person who is admitted as a Trinity Member, at such time as such Person has complied with the requirements of Section 3.5(c) of the Trinity Company Agreement, in place of and with all the rights of a Transferor with respect to the Trinity Membership Interest transferred and who is shown as a Trinity Member on the books and records of Trinity.

“Tax” or “Taxes” means any and all taxes (including net income, gross income, franchise, withholding, transfer, documentary, recording, employment, value added, ad valorem, gross receipts, leasing, excise, fuel, excess profits, sales, use, property (personal or real, tangible or intangible), transfer and stamp taxes), levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, whether imposed by law or contract (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign tax law) together with any and all penalties, fines, additions to tax and interest thereon.

“Tax Returns” means all returns, reports, forms, information statements and other filings with respect to Taxes, including all required schedules, attachments, elections and similar documentation.

“Termination Event” means any of the following events:

(a) the occurrence of a Termination Notice Effective Date;

(b) the occurrence of any event which makes it unlawful or impossible to carry on the purpose of Trinity as set forth in Section 2.4 of the Trinity Company Agreement, or the entry of a decree of judicial dissolution of Trinity under section 18-802 of the Act;

(c) approval by Unanimous Consent to dissolve, wind up and liquidate Trinity;

(d) if the Trinity Managing Member is Holdings, the Trinity Managing Member shall have approved the dissolution, winding up and liquidation of Trinity or, if the Trinity Managing Member is not Holdings, the Trinity Managing Member has delivered a written notice of such approval to the Trinity Members;

(e) Trinity, Anadarko, Holdings, WGRAH, or any Significant Subsidiary shall

(i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;

(f) a proceeding or case shall be commenced, without the application or consent of Trinity, Anadarko, Holdings, WGRAH, or any Significant Subsidiary in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as Trinity, Anadarko, Holdings, WGRAH, or any Significant Subsidiary shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Trinity, Anadarko, Holdings, WGRAH, or any Significant Subsidiary;

(g) after Anadarko has exercised the Sponsor Purchase Option or the Sponsor Note Purchase Option, a Purchase Default;

(h) the occurrence of the WGRAH Maturity Date; and

(i) at the election of the Trinity Class B Member, in its sole discretion, the distribution of the WGRAH Note to the Trinity Class B Member.

“Termination Notice” has the meaning given such term in Section 11.1(b) of the Trinity Company Agreement.

“Termination Notice Effective Date” has the meaning given such term in Section 11.1(b) of the Trinity Company Agreement.

“Transaction Agreements” means, collectively, the Trinity Company Agreement, the Pecos Company Agreement, the certificate of formation of Trinity, the certificate of formation of Pecos, each WGRAH Loan Document, each Pecos Loan Document, the Sponsor Agreement, the Sponsor Liquidation Guaranty, the Sponsor Option Agreement, the Sponsor Note Option Agreement, the Trinity Custodian Agreement, the Pecos Administration Agreement, the Tax Indemnification Agreement, and the Midstream Agreements.

“Transaction Obligations” has the meaning defined in Section 3.1 of the Sponsor Agreement.

“Transaction Party” means Anadarko, Holdings, WGRAH, all of the Subsidiaries of WGRAH, any borrower under any demand loan from WGRAH, any Affiliate of Anadarko that is a party to a Transaction Agreement, and any Affiliate of Anadarko that is a party to a Midstream Agreement.

“Transfer” or “Transferred” means, with respect to a Trinity Membership Interest, (a) a voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of such Trinity Membership Interest, or (b) a grant or sufferance of a Lien on all or any portion of such Trinity Membership Interest.

“Transferee” means a Person who receives all or part of a Trinity Member’s Trinity Membership Interest through a Transfer.

“Transferor” means a Trinity Member who Transfers all or part of its Trinity Membership Interest.

“Treasury Regulation” means the Income Tax Regulations promulgated under the Code (including corresponding provisions of successor regulations).

“Trinity” means Trinity Associates LLC, a Delaware limited liability company, and its successors and assigns (including, for purposes of the WGRAH Loan Documents, any successor to or assignee of Trinity’s rights under such agreement).

“Trinity Class A Member” means the Trinity Member holding the Trinity Class A Membership Interest.

“Trinity Class A Membership Interest” means the Trinity Membership Interest designated as a “Trinity Class A Membership Interest” on Exhibit A to the Trinity Company Agreement.

“Trinity Class B Member” means the Trinity Member holding the Trinity Class B Membership Interest.

“Trinity Class B Membership Interest” means the Trinity Membership Interest designated as a “Trinity Class B Membership Interest” on Exhibit A to the Trinity Company Agreement.

“Trinity Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Trinity, dated as of December 27, 2007 among the Trinity Members.

“Trinity Custodian” means Wells Fargo Delaware Trust Company, or any successor thereto pursuant to the Trinity Custodian Agreement.

“Trinity Custodian Agreement” means the Custody Agreement dated as of December 27, 2007 by and between Trinity and the Trinity Custodian.

“Trinity Expense Reimbursement Income” means, all income recognized by Trinity with respect to amounts received from WGRAH under Section 2.09 of the WGRAH Loan Agreement for, without duplication, all interest, costs, expenses, indemnities, fees (including reasonable attorneys’ and accountants’ fees), Pecos Additional Financing Costs, Pecos

Transaction Costs, Taxes and other payment or distribution obligations incurred or owing by Trinity (excluding any Preferred Return and any liquidating distributions in respect of a Trinity Member’s Capital Account pursuant to Article XI of the Trinity Company Agreement).

“Trinity Expenses” means, without duplication, all interest, costs, expenses, indemnities, fees (including reasonable attorneys’ and accountants’ fees), Pecos Additional Financing Costs, Pecos Transaction Costs, Taxes and other payment or distribution obligations incurred or owing by Trinity (excluding any Preferred Return and any liquidating distributions in respect of a Trinity Member’s Capital Account pursuant to Article XI of the Trinity Company Agreement).

“Trinity Indemnified Amounts” is defined in Section 7.1 of the Trinity Company Agreement.

“Trinity Indemnified Proceeding” has the meaning given such term in Section 7.7(a) of the Trinity Company Agreement.

“Trinity Managing Member” means the Trinity Member designated as the Managing Member in accordance with the Trinity Company Agreement.

“Trinity Member” means any Person executing the Trinity Company Agreement as of even date herewith as a Trinity Member or any Person hereafter admitted to Trinity as an additional Trinity Member or Substituted Member as provided in the Trinity Company Agreement, but does not include any Person who has ceased to be a Trinity Member.

“Trinity Membership Interest” means the ownership interest (on a percentage basis) of a Trinity Member in Trinity, including rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve, which ownership interest is more particularly described and identified in Section 3.3 of the Trinity Company Agreement and Exhibit B thereto.

“Trinity Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).

“Trinity Operating Account” has the meaning set forth in the Trinity Custodian Agreement.

“Trinity Permitted Lien” means, as to any property, any of the following:

(a) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and

(b) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts.

“Trinity Property” means at any time all property owned at such time by Trinity, and shall include both tangible and intangible property.

“Trinity Required Actions” means the delivery of all notices, certificates, and other documents, the making of all determinations (including discretionary determinations), and the taking of all discretionary and mandatory actions, in each case to be delivered, made, or taken by Trinity under the Transaction Agreements, and the exercise of all other rights and remedies of Trinity under the Transaction Agreements, including:

(a) accelerating the WGRAH Loan at any time when Trinity is entitled to do so pursuant to the WGRAH Loan Agreement;

(b) enforcing or exercising Trinity’s rights and remedies under the WGRAH Loan Documents or any other Transaction Agreement; and

(c) demanding payment of Pecos Additional Financing Costs, Pecos Transaction Costs, and other Trinity Expenses from WGRAH pursuant to the WGRAH Loan Documents.

“Trinity Tax Matters Member” has the meaning given such term in Section 8.3 of the Trinity Company Agreement.

“UCC” means, with respect to any state or territory of the United States, the Uniform Commercial Code in effect in such state or territory.

“US” or “United States” means the United States of America, its fifty states, and the District of Columbia.

“USA Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Unanimous Consent” means the written consent of the Trinity Class A Member and the Trinity Class B Member.

“Unrecovered Capital” means, with respect to the Trinity Class B Membership Interest at any time, the aggregate of all Capital Contributions made in respect of such Trinity Membership Interest less payments received by the Trinity Class B Member pursuant to Section 5.3(b) of the Trinity Company Agreement to the extent that such payment is to offset Unrecovered Capital as set forth therein.

“WGR” means Western Gas Resources, Inc., a Delaware corporation.

“WGRAH” means WGR Asset Holding Company LLC, a Delaware limited liability company.

“WGRAH Account Control Agreement” means the Account Control Agreement dated as of the Effective Date among WGRAH, the WGRAH Collateral Agent, and the Depository Bank.

“WGRAH Collateral Agent” means Citibank, N.A., Agency and Trust, as collateral agent for Trinity under the WGRAH Loan Agreement and the WGRAH Security Documents.

“WGRAH Collateral Agent Fee Letter” means the agreement dated as of December 27, 2007 between Anadarko and the WGRAH Collateral Agent.

“WGRAH Commitment” means the commitment of Trinity to make the WGRAH Loan in the amount of $2.2 billion.

“WGRAH Company Agreement” means the Limited Liability Company Agreement of WGRAH, dated as of June 19, 2007, by WGR.

“WGRAH Loan” means a loan made by Trinity to WGRAH pursuant to the WGRAH Loan Agreement.

“WGRAH Loan Agreement” means the as $2.2 Billion Term Loan Agreement dated as of December 27, 2007 among WGRAH, Trinity, and the WGRAH Collateral Agent.

“WGRAH Loan Documents” means the WGRAH Loan Agreement, the Subsidiary Guaranty, any WGRAH Note, the WGRAH Security Documents, the WGRAH Collateral Agent Fee Letter, and each other agreement executed in connection with the WGRAH Loan Agreement.

“WGRAH Loan Parties” means WGRAH and its Subsidiaries, collectively, and “WGRAH Loan Party” shall mean any one of such Persons.

“WGRAH Loan Transactions” means the execution, delivery, and performance WGRAH of the WGRAH Loan Agreement, the borrowing of the WGRAH Loan, the guarantee of the WGRAH Loan by the Subsidiary Guarantors, and the use of the proceeds thereof.

“WGRAH Material Adverse Change” means:

(a) any material adverse change in, or a material adverse effect upon, the operations, business or financial condition of WGRAH and its Subsidiaries taken as a whole;

(b) any material adverse change in the rights and remedies of Trinity under the WGRAH Loan Documents, taken as a whole, or of the ability of the WGRAH Loan Parties to perform their obligations under the WGRAH Loan Documents, taken as a whole; or

(c) any material adverse change in the legality, binding effect or enforceability against the WGRAH Loan Parties, taken as a whole, of the WGRAH Loan Documents, taken as a whole.

“WGRAH Maturity Date” means December 27, 2012 or such later date as to which the WGRAH Maturity Date may be extended pursuant to Section 2.02(b) of the WGRAH Loan Agreement.

“WGRAH Note” means any promissory note of WGRAH payable to the order of Trinity in substantially the form attached as Exhibit A to the WGRAH Loan Agreement.

“WGRAH Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any of WGRAH or any of its Subsidiaries arising under any WGRAH Loan Document or otherwise with respect to the WGRAH Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any of WGRAH or any Subsidiary or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“WGRAH Property” means all property owned by WGRAH and its Subsidiaries and shall include tangible and intangible property.

“WGRAH Security Agreement” means the WGRAH Security Agreement dated as of the Effective Date between WGRAH and the WGRAH Collateral Agent.

“WGRAH Security Documents” means the WGRAH Security Agreement and the WGRAH Account Control Agreement.

“Wholly Owned Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership, association or other entity of which securities or other ownership interests representing all of the equity or all of the ordinary voting power or, in the case of a partnership, all of the general partnership interests are, as of such date, owned, controlled or held by the parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

EXHIBIT B

OWNERSHIP INFORMATION

Name of Each Trinity Member	Class
Trinity Associates Class A Holdings LLC c/o Anadarko 1201 Lake Robbins Drive The Woodlands, Texas 77380	Trinity Class A Membership Interest

Pecos Investors LLC 280 Park Avenue 11th Floor, East Tower New York, NY 10017	Trinity Class B Membership Interest

EXHIBIT C

FORM OF MEMBERSHIP INTEREST REDEMPTION AGREEMENT

MEMBERSHIP INTEREST REDEMPTION AGREEMENT

BY AND BETWEEN

[                                         ]

and

TRINITY ASSOCIATES LLC

Dated as of [                            ]

CLASS B MEMBERSHIP INTEREST REDEMPTION AGREEMENT

THIS CLASS B MEMBERSHIP INTEREST REDEMPTION AGREEMENT (the “Agreement”), dated as of [            ], is agreed by and between [            ] (the “Trinity Class B Member”) and TRINITY ASSOCIATES LLC, a Delaware limited liability company (“Trinity”). The JV Class B Member and Trinity are each referred to individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Trinity Class B Member has entered into the Trinity Company Agreement as a Trinity Member in Trinity;

WHEREAS, the Trinity Class B Member owns a [            ]% Trinity Class B Membership Interest (the “Subject Class B Membership Interest”) in Trinity; and

WHEREAS, the Trinity Class B Member has agreed that the Trinity Class B Membership Interest may be retired and redeemed by Trinity upon the conditions set forth in the Trinity Company Agreement and Trinity has determined to retire and redeem the Subject Class B Membership Interest in accordance with the Trinity Company Agreement; and

WHEREAS, in accordance with the terms and conditions of the Trinity Company Agreement and this Agreement, the Trinity Class B Member shall withdraw as a member as of Trinity, all as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

1.1 Definitions. Unless otherwise defined herein, words and expressions used herein shall have the meanings provided in Exhibit A to the Amended and Restate Limited Liability Company Agreement of Trinity Associates LLC, dated as of December [__], 2007, between Pecos Investors LLC and Trinity Associates Class A Holdings, LLC.

1.2 Certain Interpretive Matters. In construing this Agreement, the rules of construction set forth in Exhibit A to the Trinity Company Agreement shall apply as if set forth fully herein.

ARTICLE 2

RETIREMENT AND REDEMPTION

2.1 Redemption of the Class B Membership Interest. Trinity shall redeem the Subject Class B Membership Interest upon 10 Business Days’ prior written notice to the Trinity Class B

Member of its intent to so redeem the Subject Class B Membership Interest. Such redemption shall be in accordance with the terms and subject to the satisfaction of the conditions contained in this Agreement and the Trinity Company Agreement. At the Closing (as defined below), upon receipt by the Trinity Class B Member of the consideration set forth in Section 3.2, the Subject Class B Membership Interest shall be redeemed by Trinity and the Trinity Class B Member shall sell, assign, convey, and transfer the entire Subject Class B Membership Interest to Trinity and withdraw from Trinity as of the close of business on the Closing Date (as defined below).

2.2 Continuation of Limited Liability Company. The Members hereby agree that Trinity shall continue and shall not be dissolved because of the redemption of the Subject Class B Membership Interest or the withdrawal of the Trinity Class B Member from Trinity.

ARTICLE 3

THE CLOSING

3.1 Closing. The execution and delivery of this Agreement and the consummation of the other respective obligations of the Parties contemplated by this Agreement (the “Closing”) will take place on the later of (i) the 10th Business Day following receipt by the Trinity Class B Member of the written notice described in Section 2.1, or (ii) such later date as may be specified in such notice (the “Closing Date”). The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

3.2 Consideration. In consideration of the redemption of the Subject Class B Membership Interest, Trinity shall pay to the Trinity Class B Member as consideration for the Subject Class B Membership Interest an amount equal to the sum of all (i) Unrecovered Capital plus (ii) the Cumulative Preferred Return Distribution Amount at the time of redemption, plus (iii) all Trinity Expenses then unpaid.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

OF THE TRINITY CLASS B MEMBER

The Trinity Class B Member shall represent and warrant to Trinity on the date of this Agreement and on the Closing as follows:

4.1 Organization. The Trinity Class B Member is a [            ] duly formed, validly existing and in good standing under the laws of the State of [            ]. The Trinity Class B Member has all requisite partnership power and authority to own and operate its material properties and assets and to carry on its business as it is now being conducted in all material respects.

4.2 Authority Relative to this Agreement; Enforceability. The Trinity Class B Member has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it hereby. The execution and delivery of this Agreement by the Trinity Class B Member and the consummation by the Trinity Class B Member of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action required on the part of the Trinity Class B Member and this Agreement has been duly and validly executed and delivered by the Trinity Class B Member. This Agreement constitutes a legal, valid and binding agreement of the Trinity Class B Member, enforceable against the Trinity Class B Member in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3 Legal Proceedings, etc. There is no action, suit, investigation, condemnation, audit or proceeding pending or, to the knowledge of the Trinity Class B Member, overtly threatened to which the Trinity Class B Member is a party before any arbitrator, court or other Governmental Authority, which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Trinity Class B Member or on the Trinity Class B Member’s ability to consummate the transactions contemplated hereby. The Trinity Class B Member is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that could reasonably be expected to have a material adverse effect on the Trinity Class B Member’s ability to consummate the transactions contemplated hereby.

4.4 Title and Related Matters. The Subject Class B Membership Interest is owned beneficially and of record by the Trinity Class B Member. The Trinity Class B Member has good and valid title to the Subject Class B Membership Interest free and clear of all Liens, except as may be created by this Agreement and for any Permitted Liens or any restrictions on sales of securities under applicable securities laws. The Trinity Class B Member is not a party to any warrant, option, purchase right, or other contract or commitment (other than this Agreement, the Trinity Company Agreement, and the Sponsor Purchase Option) that would require the Trinity Class B Member to sell, transfer, or otherwise dispose of the Subject Class B Membership Interest.

4.5 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by or, to the knowledge of the Trinity Class B Member, threatened against the Trinity Class B Member.

4.6 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE TRINITY CLASS B MEMBER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. TRINITY HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS

ARTICLE 4, TRINITY IS REDEEMING THE SUBJECT CLASS B MEMBERSHIP INTEREST ON AN “AS IS, WHERE IS” BASIS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TRINITY

Trinity represents and warrants to the Trinity Class B Member on the date of this Agreement and on the Closing as follows:

5.1 Organization. Trinity is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

5.2 Authority Relative to this Agreement. Trinity has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Trinity and the consummation by Trinity of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action required on the part of Trinity, and this Agreement has been duly and validly executed and delivered by Trinity. This Agreement constitutes a legal, valid and binding agreement of Trinity, enforceable against Trinity in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3 Legal Proceedings. There are no actions or proceedings pending or, to the knowledge of Trinity, overtly threatened against Trinity before any arbitrator or court or other Governmental Authority, which could reasonably be expected to have a material adverse effect on Trinity or on Trinity’s ability to consummate the transactions contemplated hereby.

5.4 Investment Company. Trinity is not an “investment company” as that term is defined under the Investment Company Act of 1940, and the rules and regulations promulgated thereunder.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Public Statements. Subject to the requirements imposed by any Applicable Law or any Governmental Authority or stock exchange, and provided that both the Trinity Class B Member and Trinity may make announcements to credit rating agencies and creditors of themselves and their Affiliates, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without the prior approval of the other Parties (which approval shall not be unreasonably withheld or delayed). The Parties agree to cooperate in preparing such announcements.

6.2 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

6.3 Further Assurances. Each of Trinity and the Trinity Class B Member agrees that it will execute and deliver (including, to the extent that it is able to do so under Applicable Law and the Trinity Company Agreement) to execute and deliver such further instruments, and take (including, to the extent that it is able to do so under Applicable Law and the Trinity Company Agreement) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

6.4 Access to Books and Records.

(a) For a period of [            ] years after the Closing Date (or such longer period as may be required by Applicable Law or by any other provision of this Agreement), the Trinity Class B Member and its Representatives shall have, during normal business hours and upon reasonable notice, reasonable access to all books and records of Trinity in existence as of the Closing Date, for the purposes of:

(i) complying with any Applicable Law affecting the Trinity Class B Member’s ownership of any Trinity Class B Membership Interest prior to the Closing Date; and

(ii) preparing any audit of the books and records of any third party relating to the Trinity Class B Membership Interest prior to the Closing Date, or responding to any audit prepared by such third parties.

(b) Trinity agrees that it shall keep and maintain such books during such period.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

7.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

7.3 Survival. The representations and warranties given or made by any Party to this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing. The indemnities and covenants given or made by any Party to this Agreement or in any certificate or other writing furnished in connection herewith shall survive for a period of

[            ] months after the Closing Date and shall thereafter terminate and be of no further force or effect.

7.4 Notices. All notices and other communications hereunder shall be given in accordance with the provisions of Section 14.11 of the Trinity Company Agreement.

7.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party hereto, including by operation of law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder.

7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware (without giving effect to conflict of law principles that would require the application of the laws of another jurisdiction) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No party shall become bound by this Agreement or any other instrument executed in connection herewith by counterpart until both Parties have affixed their respective signatures hereto.

7.8 Entire Agreement. This Agreement, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

7.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Trinity and the Trinity Class B Member have executed this Agreement as of the date first set forth above.